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Exhibit 10.26

LEASE AGREEMENT

BETWEEN

SOUTH MIDDLESEX DEVELOPMENT COMPANY, LLC,

                                                 LESSOR,

-AND-

PETCO ANIMAL SUPPLIES, INC.,

                                                 LESSEE.

DATED:    May 30, 2002

Prepared by:

Michael E. Rothpletz, Jr., Esq.
Drinker Biddle & Shanley LLP
500 Campus Drive
Florham Park, New Jersey 07932

SCHEDULE A	DESCRIPTION OF LAND
SCHEDULE B	BASIC RENT
SCHEDULE C	FLOOR PLAN OF DEMISED PREMISES
SCHEDULE D-1	SCHEMATIC PLANS FOR LESSOR'S WORK
SCHEDULE D-2	PRELIMINARY OUTLINE SPECIFICATIONS FOR LESSOR'S WORK
SCHEDULE E-1	PARKING AND LOADING PLANS
SCHEDULE E-2	UNCONSTRUCTED PARKING SPACES
SCHEDULE E-3	ALTERNATE PARKING SPACES
SCHEDULE E-4	INTERIM PARKING SPACES
SCHEDULE F	OFFICE SPACE PORTION OF DEMISED PREMISES

ii

LEASE AGREEMENT

        LEASE AGREEMENT (this "Lease"), made as of May 30, 2002, between SOUTH MIDDLESEX DEVELOPMENT COMPANY, LLC (the "LESSOR"), a Delaware limited liability company, having an address at c/o Matrix Realty, Inc., Forsgate Drive, CN 4000 Cranbury, New Jersey 08512 and PETCO ANIMAL SUPPLIES, INC. (the "LESSEE"), a Delaware corporation, having an address at 9125 Rehco Road, San Diego, California 92121.

PRELIMINARY STATEMENT

        LESSOR is the owner in fee simple of a certain tract of land lying and being in the Township of Monroe, County of Middlesex and State of New Jersey (the "Land"), as more particularly described on Schedule A annexed hereto, upon which LESSOR has constructed a building containing approximately 528,441 square feet of space (the "Building") (the Land and the Building, including all other improvements on the Land and all fixtures and appurtenances to the Land and the Building, being collectively referred to as the "Premises").

        LESSEE desires to lease from LESSOR approximately 307,110 square feet of space in the Building (of which approximately 11,335 square feet represents office space) in accordance with, and subject to, the provisions of this Lease.

        NOW, THEREFORE, LESSOR and LESSEE agree as follows:

ARTICLE 1
DEFINITIONS

        1.1    As used in this Lease, the following terms have the following respective meanings:

          (a)    Acceptable Issuer:    defined in Section 28.1(a).

          (b)    Access Date:    defined in Section 6.5(a).

          (c)    Access Driveway:    defined in Section 30.6(a).

          (d)    Additional Rent:    defined in Section 3.2.

          (e)    Adjacent Parcel:    the parcel of land designated as Lot 9 in Block 47.01 on the tax map of the Township of Monroe, Middlesex County, New Jersey.

          (f)    Anticipated Delivery Date:    means the one hundred twentieth (120th) calendar day after the date that this Lease is executed by LESSEE; provided, however, if any Excusable Delay (including, without limitation, any delay caused by LESSEE or LESSEE'S Visitors as described in Section 6.2(b)) results in a delay in completion of LESSOR'S Work, then the "Anticipated Delivery Date" shall be automatically extended for a period of time equal to all such Excusable Delays.

          (g)    Appeal Period:    means the period specified by court rule, statute or regulation within which an appeal may be taken.

          (h)    Approvals:    defined in Section 2.4(a).

          (i)    Automobile Parking Spaces:    defined in Section 30.1.

          (j)    Balance of the Initial Term:    defined in Section I of Schedule B.

          (k)    Basic Rent:    defined in Section 3.1 and specified in Schedule B annexed hereto.

          (l)    Basic Rent Payment Dates:    the first Business Day of each consecutive calendar month during the Pre-Commencement Period and during the Term.

          (m)    Brokers:    defined in Section 25.1.

          (n)    Building:    defined in the Preliminary Statement.

          (o)    Business Day:    means each weekday (Monday through Friday) except for federal holidays.

          (p)    Change:    defined in Section 6.4(a).

          (q)    Change Order:    defined in Section 6.4(a).

          (r)    Commencement Date:    defined in Section 2.2.

          (s)    Contingency Date:    defined in Section 2.4(a).

          (t)    Contractor:    defined in Section 7.6.

          (u)    Critical Building Repair:    defined in Section 7.3(b).

          (v)    Critical Building Repair Costs:    defined in Section 7.3(b).

          (w)    Delivery Date:    shall mean the earlier to occur of (i) the date on which LESSEE takes occupancy of the Demised Premises for the purposes of conducting its business (occupancy solely for the purposes of performing LESSEE'S Work shall not be deemed to be "conducting business" but shipping of inventory shall be deemed to be "conducting business") or (ii) the date that LESSOR'S Work is deemed completed in accordance with Section 6.2(b). Notwithstanding the foregoing, if LESSOR'S Work is not deemed completed in accordance with Section 6.2(b) within thirty-six (36) days after LESSEE takes occupancy of the Demised Premises for the purposes of conducting its business, then the Delivery Date shall automatically be extended until the date on which LESSOR'S Work is deemed completed in accordance with Section 6.2(b).

          (x)    Demised Premises:    the portion of the Building cross-hatched on the floor plan of the Building annexed hereto as Schedule C, containing approximately 307,110 square feet.

          (y)    Designated Unit:    defined in Section 29.1(a).

          (z)    Early Termination Date:    defined in Section 2.5.

          (aa)    Environmental Laws:    all statutes, regulations, codes and ordinances of any governmental entity, authority, agency and/or department relating to (i) air emissions, (ii) water discharges, (iii) noise emissions, (iv) air, water or ground pollution or (v) any other environmental or health matter, including, but not limited to, ISRA, the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq. and the regulations promulgated thereunder, the Hazardous Substance Discharge—Reports and Notices Act, N.J.S.A. 13:1K-15 et seq. and the regulations promulgated thereunder, and the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. and the regulations promulgated thereunder.

          (ab)    Events of Default:    defined in Article 19.

          (ac)    Excusable Delay:    any delay caused by governmental action, or lack thereof; shortages or unavailability of materials and/or supplies; labor disputes (including, but not limited to, strikes, slow downs, job actions, picketing and/or secondary boycotts); fire or other casualty; delays in transportation; acts of God; directives or requests by any governmental entity, authority, agency or department; any court or administrative orders or regulations; adjustments of insurance; acts of declared or undeclared war, public disorder, riot or civil commotion; or by anything else beyond the reasonable control of LESSOR, including delays caused directly or indirectly by an act or a failure to act by LESSEE or LESSEE'S Visitors.

          (ad)    Fair Market Value:    the amount a willing and independent buyer would pay for the Premises to a willing and independent seller (neither party being forced to buy or sell) if the Building were being used for the purposes permitted by this Lease.

          (ae)    Final Plans:    defined in Section 6.1(b).

          (af)    First Option Period:    defined in Section 2.3.

          (ag)    Fixed Monthly Payment:    means $30,711.00, which amount equals one twelfth (1/12th) of the product of $1.20 times the rentable square foot area of the Demised Premises (307,110 rentable square feet).

          (ah)    Index:    means the Bureau of Labor Statistics Consumer Price Index for All Urban Consumers, New York—Northern New Jersey—Long Island (1982-84=100), or if discontinued, comparable statistics on the purchasing power of the consumer dollar published by the Bureau of Labor Statistics of the United States Department of Labor. If the Bureau of Labor Statistics ceases to maintain or publish statistics on the purchasing power of the consumer dollar, comparable statistics published by a responsible financial periodical or recognized authority shall be utilized. If the base year (1982-84=100) or other base used in computing the Index is changed, the figures used shall be changed accordingly, so that all increases in the Index are taken into account notwithstanding any such change in the base year.

          (ai)    Insurance Requirements:    all terms of any insurance policy maintained by LESSOR with respect to the Premises and all requirements of the National Board of Fire Underwriters (or any other body exercising similar function) applicable to or affecting all or any part of the Premises.

          (aj)    Interim Spaces:    defined in Section 30.5(b).

          (ak)    ISRA:    defined in Section 11.3.

          (al)    Land:    defined in the Preliminary Statement and described by metes and bounds annexed hereto as Schedule A. As of the date that LESSOR acquires the Adjacent Parcel, the "Land" shall also be deemed to include the Adjacent Parcel.

          (am)    Legal Requirements:    all statutes, regulations, codes and ordinances of any governmental entity, authority, agency and/or department, which now or at any time hereafter may be applicable to the Premises or any part thereof, including, but not limited to, all Environmental Laws.

          (an)    LESSEE:    the party defined as such in the first paragraph of this Lease.

          (ao)    LESSEE'S Notice:    defined in Section 16.2.

          (ap)    LESSEE'S Proportionate Share:    for all purposes of this Lease shall be deemed to be 58.12%.

          (aq)    LESSEE'S Visitors: LESSEE'S agents, servants, employees, subtenants, contractors, invitees, licensees and all other persons invited by LESSEE into the Demised Premises as guests or doing lawful business with LESSEE.

          (ar)    LESSEE'S Work:    defined in Section 6.5(a).

          (as)    LESSOR:    the party defined as such in the first paragraph of this Lease, including at any time after the date hereof, the then owner of LESSOR'S interest in the Premises.

          (at)    LESSOR'S Estimated Operating Expenses:    defined in Section 5.2.

          (au)    LESSOR'S Expense Statement:    defined in Section 5.2.

          (av)    LESSOR'S Operating Expenses:    those costs or expenses paid or incurred by LESSOR in connection with the ownership, operation, management, maintenance and repair of the Premises, including, but not limited to, the cost of common area electricity; sewer meter charges; water; window cleaning; exterminating; insurance of all kinds carried in good faith by LESSOR and applicable to the Premises (including, without limitation, rent insurance); snow and ice removal; maintenance and cleaning of the parking lots and driveways (including resurfacing and restriping); regulation of traffic; landscape and grounds maintenance; maintenance, repair and replacement of utility systems; maintenance and repairs of any kind for which LESSOR is not reimbursed; painting and/or sealing of the exterior of the Building and the common areas; maintenance, repair and replacement of worn out mechanical or damaged equipment; costs and expenses of maintaining ambient air in accordance with environmental standards as required by governmental authority; management fees (subject to the limitation set forth below); costs of maintenance and service agreements; security services and/or alarm and fire protection systems and equipment; wages, salaries, fringe benefits and other labor costs of all persons engaged by LESSOR for the operation, maintenance and repair of the Premises; payroll taxes and workers' compensation for such persons; licenses, permits and other governmental charges; rentals of machinery and equipment used in the operation and maintenance of the Premises; and any other expense or cost, which, in accordance with generally accepted accounting principles and the standard management practices for buildings comparable to the Building, would be considered as an expense of operating, managing, maintaining or repairing the Premises. Excluded from LESSOR'S Operating Expenses are Taxes; costs reimbursed by insurance; the cost of any work or service performed by LESSOR for LESSEE or for any other tenant of the Building to the extent such work or service is not required by this Lease or the lease for such other tenant, whichever the case may be, regardless of whether LESSEE or such other tenant reimburses LESSOR; the cost of any work or service performed by LESSOR for any tenant of the Building pursuant to the terms of said tenant's lease to the extent such work or service is in excess of the work or service which LESSOR is obligated to perform under this Lease; costs in connection with preparing space for a new tenant; advertising expenses; real estate brokers' commissions; franchise, transfer, inheritance or capital stock taxes or other taxes imposed upon or measured by the income or profits of LESSOR; and administrative wages and salaries or any other general and administrative overhead of LESSOR. The management fees included within LESSOR'S Operating Expenses for any calendar year within the Term shall not exceed three percent (3%) of the then aggregate annual rental (including fixed rent and additional rent) payable by all tenants (including LESSEE) of the Premises. All accounting for LESSOR'S Operating Expenses shall be on the accrual basis. In the event that, at any time during the Term, the Building is not fully leased and occupied by tenants, LESSOR'S Operating Expenses shall be projected as if the Building were fully occupied at all times.

          (aw)    LESSOR'S Tax Statement:    defined in Section 4.2.

          (ax)    Lien:    any mortgage, pledge, lien, charge, encumbrance or security interest of any kind, including any inchoate mechanic's or materialmen's lien.

          (ay)    Loading Dock Spaces:    defined in Section 30.1.

          (az)    Major Work:    defined in Section 7.5.

          (ba)    Monthly Expense Payment:    defined in Section 5.3.

          (bb)    Monthly Tax Payment:    defined in Section 4.3.

          (bc)    Net Award:    any insurance proceeds or condemnation award payable in connection with any damage, destruction or Taking, less any expenses incurred by LESSOR in recovering such amount.

          (bd)    Net Rental Proceeds:    in the case of a sublease, the amount by which the aggregate of all rents, additional charges or other consideration payable under a sublease to LESSEE by the subtenant (including sums paid for the sale or rental of LESSEE'S fixtures, leasehold improvements, equipment, furniture or other personal property) exceeds the sum of (i) the Basic Rent plus all amounts payable by LESSEE pursuant to the provisions hereof during the term of the sublease in respect of the subleased space, (ii) brokerage commissions at prevailing rates due and owing to a real estate brokerage firm, (iii) other customary and reasonable costs incurred by LESSEE in connection with the subleasing, and (iv) the then net unamortized or undepreciated cost of the fixtures, leasehold improvements, equipment, furniture or other personal property included in the subletting; and in the case of an assignment, the amount by which all sums and other considerations paid to LESSEE by the assignee of this Lease for or by reason of such assignment (including sums paid for the sale of LESSEE'S fixtures, leasehold improvements, equipment, furniture or other personal property) exceeds the sum of (i) brokerage commissions at prevailing rates due and owing to a real estate brokerage firm, (ii) other customary and reasonable costs incurred by LESSEE in connection with the assignment, and (iii) the then net unamortized or undepreciated cost of the fixtures, leasehold improvements, equipment, furniture or other personal property sold to the assignee.

          (be)    Option Agreement:    that certain Option Agreement relating to the Adjacent Parcel by and between Henry Chmara and Regina Chmara, as optionors, and LESSOR (as successor by assignment to Matrix Realty, Inc.), as optionee, dated March 29, 2001, as heretofore or hereafter amended.

          (bf)    Offer Space:    defined in Section 29.1(b).

          (bg)    Office Space:    means the portion of the Demised Premises which LESSEE intends to utilize as office space, as such portion is depicted on Schedule F annexed hereto.

          (bh)    Parking Spaces:    defined in Section 30.1.

          (bi)    Pre-Commencement Period:    defined in Section 2.2(c).

          (bj)    Preliminary Drawings:    defined in Section 6.1(a).

          (bk)    Premises:    defined in the Preliminary Statement. As of the date that LESSOR acquires the Adjacent Parcel, the "Premises" shall also be deemed to include the Adjacent Parcel.

          (bl)    Prime Rate:    the prime commercial lending rate publicly announced from time to time by Citibank N.A.

          (bm)    Projected Taxes:    defined in Section 4.2.

          (bn)    Punchlist Items:    defined in Section 6.3.

          (bo)    Recapture Notice:    defined in Section 16.5.

          (bp)    Recapture Space:    defined in Section 16.5.

          (bq)    Rent Commencement Date:    the one hundred eightieth (180th) calendar day after the Delivery Date.

          (br)    Restoration:    the restoration, replacement or rebuilding of the Building or any portion thereof as nearly as practicable to its value, condition and character immediately prior to any damage, destruction or Taking.

          (bs)    Second Option Period:    defined in Section 2.3.

          (bt)    Service Contract:    defined in Section 7.6.

          (bu)    Taking:    a taking of all or any part of the Premises, or any interest therein or right accruing thereto, as the result of, or in lieu of, or in anticipation of, the exercise of the right of condemnation or eminent domain pursuant to any law, general or special, or by reason of the temporary requisition of the use or occupancy of the Premises or any part thereof, by any governmental authority, civil or military.

          (bv)    Taxes:    all real estate taxes and assessments or substitutes therefor or supplements thereto, upon, applicable, attributable or assessed against the Premises or any part thereof, or any improvement thereon owned by LESSOR and used in connection with the operation of the Building. If and to the extent that due to a change in the method of taxation or assessment any franchise, capital stock, capital, rent, income, profit or other tax or charge shall be substituted by the applicable taxing authority for the Taxes now or hereafter imposed upon the Premises, such franchise, capital stock, capital, rent, income, profit or other tax or charge shall be deemed included in the term "Taxes", provided, however, that the amount of such tax, assessment, levy, imposition, charge or fee deemed to be included in the term "Taxes" shall be determined as if the Premises were the only asset of LESSOR and as if the rent received therefrom were the only income of LESSOR. In the event the Building is not fully leased and occupied by tenants, the Taxes shall be projected as if the Building was fully occupied at all times. Excluded from Taxes are any roll-back taxes assessed against the Land.

          (bw)    Tenancy Review Permit:    defined in Section 2.4(e).

          (bx)    Term:    defined in Section 2.2.

          (by)    Termination Date:    the one hundred eightieth (180th) day after the fifteenth (15th) anniversary of the Delivery Date, or such earlier date upon which the Term may expire or be terminated pursuant to any of the conditions of this Lease or pursuant to law; provided, however, if LESSEE exercises its extension options pursuant to Section 2.3, then the "Termination Date" shall be the one hundred eightieth (180th) day after the twentieth (20th) or the twenty fifth (25th) anniversary of the Delivery Date, whichever is applicable, or such earlier date upon which the Term may expire or be terminated pursuant to any of the conditions of this Lease or pursuant to law; and provided, further, if the one hundred eightieth (180th) day after the fifteenth (15th), twentieth (20th), or twenty fifth (25th) anniversary, whichever is applicable, is a day other than the last day of a calendar month, then the "Termination Date" shall be the last day of the calendar month in which such one hundred eightieth (180th) day occurs.

          (bz)    Trailer Parking Spaces:    defined in Section 30.1.

          (ca)    Unconstructed Spaces:    defined in Section 30.5.

          (cb)    Underlying Encumbrances:    defined in Section 23.1.

          (cc)    Working Drawings:    defined in Section 6.1(b).

          (cd)    Zoning Office:    defined in Section 2.4(e).

ARTICLE 2
DEMISE; TERM; CONTINGENCIES

        2.1.    LESSOR, for and in consideration of the covenants hereinafter contained and made on the part of the LESSEE, does hereby demise and lease to LESSEE, and LESSEE does hereby hire from LESSOR, the Demised Premises, together with the right to use certain automobile and trailer parking spaces on the Land and the right to use such other portions of the Premises as are intended for common use, subject, however, to the terms and conditions of this Lease.

        2.2.    (a) The term (the "Term") of this Lease shall commence on the later to occur of (i) December 1, 2002, or (ii) the Delivery Date (such later date being called herein the "Commencement Date") and shall end on the Termination Date.

          (b)  When the Delivery Date occurs, LESSOR and LESSEE shall enter into an agreement memorializing the Delivery Date, the Commencement Date, the Rent Commencement Date and the Termination Date of this Lease.

          (c)  If the Delivery Date occurs prior to December 1, 2002, LESSEE shall have the right to access and occupy the Demised Premises from and after the Delivery Date and prior to the Commencement Date (such period being called the "Pre-Commencement Period"). LESSEE acknowledges and agrees that such access and occupancy shall be in accordance with and subject to all of the terms and conditions of this Lease, it being understood that during the Pre-Commencement Period LESSEE shall pay all amounts due to LESSOR, and perform all of the other obligations of LESSEE, under the Lease as if the Commencement Date had occurred.

        2.3.    (a) Subject to the provisions of this Section 2.3, LESSOR hereby grants to LESSEE the right to extend the Term for a five (5) year period from the one hundred eighty first (181st) day after the fifteenth (15th) anniversary of the Delivery Date to the one hundred eightieth (180th) day after the twentieth (20th) anniversary of the Delivery Date, inclusive (the "First Option Period"). If LESSEE exercises its right to extend the Term for the First Option Period, then, subject to the provisions of this Section 2.3, LESSOR hereby grants to LESSEE the right to extend the Term further for a five (5) year period from the one hundred eighty first (181st) day after the twentieth (20th) anniversary of the Delivery Date to the one hundred eightieth (180th) day after the twenty fifth (25th) anniversary of the Delivery Date, inclusive (the "Second Option Period").

          (b)  To exercise its rights under this Section 2.3, LESSEE shall notify LESSOR of the exercise of the extension option for the First Option Period by notice given to LESSOR at any time during the three (3) month period beginning on the first (1st) day of the eighth (8th) calendar month preceding the fifteenth (15th) anniversary of the Delivery Date and ending on the last day of the sixth (6th) calendar month preceding the fifteenth (15th) anniversary of the Delivery Date, inclusive; and LESSEE shall notify LESSOR of the exercise of the extension option for the Second Option Period by notice given to LESSOR at any time during the three (3) month period beginning on the first (1st) day of the eighth (8th) calendar month preceding the twentieth (20th) anniversary of the Delivery Date and ending on the last day of the sixth (6th) calendar month preceding the twentieth (20th) anniversary of the Delivery Date, inclusive. LESSEE acknowledges and agrees that time is of the essence with respect to the giving of such notices.

          (c)  If LESSEE exercises its extension right, then all of the terms and conditions of this Lease shall apply during the Option Period in question, except that the Basic Rent shall be determined in accordance with the provisions of Section II of Schedule B, LESSOR shall not be obligated to perform any work to the Demised Premises or to give LESSEE any work allowance, LESSEE shall accept the Demised Premises in its then "AS IS" condition, and LESSEE shall not have any right to extend the Term beyond the expiration of the Second Option Period.

          (d)  Notwithstanding anything to the contrary contained in this Lease, the exercise of an extension option shall be effective only if (i) there is no Event of Default occurring hereunder as of the exercise of its extension right or as of the day preceding the commencement of the Option Period in question and (ii) LESSEE has not assigned this Lease or sublet all or any portion of the Demised Premises, except an assignment or sublease permitted pursuant to Section 16.7(b), and (iii) LESSEE and/or any subtenant under a sublease permitted pursuant to Section 16.7(b) is occupying the entire Demised Premises.

          (e)  The rights granted to LESSEE under this Section 2.3 are personal to Petco Animal Supplies, Inc. and to any assignee of LESSEE'S interest in the Lease under an assignment permitted by Section 16.7(b), and they cannot be assigned separately from this Lease or in connection with an assignment of this Lease (other than an assignment pursuant to Section 16.7(b)).

        2.4.    (a) LESSOR and LESSEE hereby acknowledge and agree that, subject to and in accordance with the provisions of this Section 2.4, this Lease is contingent upon LESSOR (i) obtaining the Approvals on or before the Contingency Date, and (ii) acquiring fee title to the Adjacent Parcel pursuant to the Option Agreement on or before June 15, 2002. For the purposes of this contingency, the Approvals shall be deemed obtained if the Township of Monroe Planning Board has granted, by vote, preliminary and final site plan approval and any variances necessary for the construction of the Unconstructed Spaces (the "Approvals"), notwithstanding that (i) the Township of Monroe Planning Board has not adopted a written resolution memorializing the vote of approval, and (ii) the Appeal Period relating to the Approvals has not expired. The term "Contingency Date" as used herein means May 31, 2002.

          (b)  If the Approvals have not been obtained on or before the Contingency Date for any reason whatsoever, then LESSEE shall have the right, by notice given to LESSOR within ten (10) days after the Contingency Date, to cancel this Lease, provided the Approvals are not obtained prior to the giving of such cancellation notice. If LESSEE fails to give LESSOR notice of its election to cancel this Lease within said ten (10) day period, then LESSEE shall be deemed to have waived its right to cancel this Lease pursuant to this Section 2.4(b) and LESSEE shall also be deemed to have waived its right to cancel this Lease pursuant to Section 2.4(c). If LESSEE elects to cancel this Lease under this Section 2.4(b) by notice given to LESSOR within said ten (10) day period, then this Lease shall be deemed cancelled as of the date on which LESSOR receives such notice, and neither party shall have any further obligations or liabilities hereunder, except that, promptly after receipt of such cancellation notice, LESSOR shall return to LESSEE any letter of credit posted by LESSEE pursuant to Article 28. LESSEE acknowledges and agrees that its cancellation right shall be its sole remedy in the event this contingency is not satisfied on or before the applicable deadline, and that LESSOR shall not be liable to LESSEE for any costs, expenses or damages (consequential or otherwise) incurred by LESSEE as a result of the contingency not being satisfied.

          (c)  If LESSOR has not acquired fee title to the Adjacent Parcel on or before June 15, 2002 for any reason whatsoever, then LESSEE shall have the right, by notice given to LESSOR within ten (10) days after June 15, 2002, to cancel this Lease, provided LESSOR has not acquired fee title to the Adjacent Parcel prior to the giving of such cancellation notice. If LESSEE fails to give

  LESSOR notice of its election to cancel this Lease within said ten (10) day period, then LESSEE shall be deemed to have waived its right to cancel this Lease pursuant to this Section 2.4(c). If LESSEE elects to cancel this Lease under this Section 2.4(c) by notice given to LESSOR within said ten (10) day period, then this Lease shall be deemed cancelled as of the date on which LESSOR receives such notice, and neither party shall have any further obligations or liabilities hereunder, except that, promptly after receipt of such cancellation notice, LESSOR shall return to LESSEE any letter of credit posted by LESSEE pursuant to Article 28. LESSEE acknowledges and agrees that its cancellation right shall be its sole remedy in the event this contingency is not satisfied on or before the applicable deadline, and that LESSOR shall not be liable to LESSEE for any costs, expenses or damages (consequential or otherwise) incurred by LESSEE as a result of the contingency not being satisfied.

          (d)  If (i) LESSEE waives or is deemed to have waived its right to cancel this Lease pursuant to Section 2.4(b) or Section 2.4(c), or (ii) LESSOR is not permitted pursuant to Legal Requirements to construct the Unconstructed Spaces, then (1) LESSEE shall have no right to use the Unconstructed Spaces, and the number of Automobile Parking Spaces which LESSEE has the right to use pursuant to Article 30 hereof shall automatically be reduced from one hundred fifty three (153) to one hundred twenty three (123), and the number of Trailer Parking Spaces which LESSEE has the right to use pursuant to Article 30 hereof shall automatically be reduced from fifty (50) to twenty eight (28), and such one hundred twenty three (123) Automobile Parking Spaces and twenty eight (28) Trailer Parking Spaces shall be in the locations designated on Schedule E-3 annexed hereto, and (2) this Lease shall remain in full force and effect and unmodified (except for the reduction in, and relocation of, the Automobile Parking Spaces and the Trailer Parking Spaces pursuant to clause (1) of this sentence) and LESSEE'S obligations hereunder shall not be affected, including, without limitation, LESSEE'S obligation to pay all Basic Rent, Additional Rent and other amounts due hereunder.

          (e)  LESSOR and LESSEE hereby acknowledge and agree that, subject to and in accordance with the provisions of this Section 2.4(e), this Lease is contingent upon LESSOR obtaining on or before the Contingency Date a tenancy review/zoning permit ("Tenancy Review Permit") from the Division of Planning and Zoning of the Township of Monroe (the "Zoning Office") with respect to LESSEE'S occupancy and use of the Demised Premises. Prior to the date hereof, LESSEE has completed and submitted to LESSOR the application for the Tenancy Review Permit. LESSEE shall cooperate with LESSOR in connection with the application process for the Tenancy Review Permit, including submitting any additional information that the Zoning Office may request. If the Tenancy Review Permit has not been issued on or before the Contingency Date for any reason, then LESSEE shall have the right, by notice given to LESSOR within five (5) days after the Contingency Date, to cancel this Lease, provided the Tenancy Review Permit has not been issued prior to the giving of such cancellation notice. If LESSEE fails to give LESSOR notice of its election to cancel this Lease within said five (5) day period, then LESSEE shall be deemed to have waived its right to cancel this Lease pursuant to this Section 2.4(e). If LESSEE elects to cancel this Lease under this Section 2.4(e) by notice given to LESSOR within said five (5) day period, then this Lease shall be deemed cancelled as of the date on which LESSOR receives such notice, and neither party shall have any further obligations or liabilities hereunder, except that, promptly after receipt of such cancellation notice, LESSOR shall return to LESSEE any letter of credit posted by LESSEE pursuant to Article 28. LESSEE acknowledges and agrees that its cancellation right shall be its sole remedy in the event this contingency is not satisfied on or before the applicable deadline, and that LESSOR shall not be liable to LESSEE for any costs, expenses or damages (consequential or otherwise) incurred by LESSEE as a result of the contingency not being satisfied.

        2.5.    LESSEE shall have the right to terminate this Lease as of the day immediately preceding the tenth (10th) anniversary of the Rent Commencement Date (the "Early Termination Date") provided that each of the following conditions is satisfied:

              (i)  LESSEE shall advise LESSOR that LESSEE elects to terminate this Lease as of the Early Termination Date by written notice given to LESSOR no later than two hundred seventy (270) calendar days prior to the Early Termination Date;

            (ii)  simultaneously with the giving of the termination notice under clause (i), LESSEE shall pay to LESSOR an amount equal to THREE HUNDRED EIGHTY THREE THOUSAND EIGHT HUNDRED EIGHTY SEVEN DOLLARS ($383,887.00) as consideration for the early termination of this Lease; and

            (iii)  there shall be no default by LESSEE under the terms and conditions of this Lease as of the date LESSEE gives the notice of termination under clause (i) or as of the Early Termination Date, unless LESSOR, in its sole discretion, elects to waive this condition (iii).

        If any of the foregoing conditions is not satisfied, then LESSEE shall be deemed to have waived its termination right. Provided that each of the foregoing conditions is satisfied, the Term shall expire on the Early Termination Date as if such date were the date originally set herein as the Termination Date. The exercise of the termination right by LESSEE shall not relieve LESSEE from any obligations under this Lease relating to periods prior to the Early Termination Date, including, without limitation, the obligation to pay Basic Rent, Additional Rent and other amounts due hereunder.

ARTICLE 3
BASIC RENT; ADDITIONAL RENT; NET LEASE

        3.1.    (a) LESSEE shall pay rent ("Basic Rent") to LESSOR during the Term in the amounts and at the times provided in Schedule B in lawful money of the United States of America, except as expressly provided in the next succeeding sentence. In the event the Rent Commencement Date shall be other than the first day of a calendar month, the Basic Rent payable hereunder shall be prorated for the calendar month in which the Rent Commencement Date occurs; such prorated amount shall be paid to LESSOR on the Rent Commencement Date.

          (b)  (i) If the Delivery Date has not occurred on or before the Anticipated Delivery Date, then, upon the occurrence of the Rent Commencement Date, LESSEE shall be entitled to a credit against Basic Rent first coming due thereafter in an amount equal to the product of (1) $2,145.56, times (2) the number of calendar days during the period commencing on the Anticipated Delivery Date and ending on the earlier to occur of (x) the day immediately preceding the Delivery Date, or (y) the day immediately preceding the tenth (10th) calendar day after the Anticipated Delivery Date.

            (ii)  If the Delivery Date has not occurred on or before the tenth (10th) calendar day after the Anticipated Delivery Date, then, upon the occurrence of the Rent Commencement Date, LESSEE shall be entitled to a credit against Basic Rent first coming due thereafter (in addition to the credit to which LESSEE would be due pursuant to clause (i) above) in an amount equal to the product of (1) $4,291.13, times (2) the number of calendar days during the period commencing on the tenth (10th) calendar day after the Anticipated Delivery Date and ending on the day immediately preceding the Delivery Date.

        3.2.    In addition to the Basic Rent, LESSEE will pay and discharge when due, as additional rent ("Additional Rent"), all other amounts, liabilities and obligations which LESSEE herein agrees to pay to LESSOR, together with all interest, penalties and costs which may be added thereto pursuant to the terms of this Lease; each such amount, liability and obligation, together with any interest, penalty and/or cost thereon, shall be deemed Additional Rent regardless of whether it is specifically referred to as Additional Rent in this Lease. LESSOR shall have all the rights, powers and remedies provided for in this Lease or at law or in equity or otherwise for failure to pay Additional Rent as are available for nonpayment of Basic Rent.

        3.3.    If any installment of Basic Rent or Additional Rent is not paid within three (3) days after the date when due, LESSEE shall pay to LESSOR on demand, as Additional Rent, a late charge equal to four percent (4%) of the amount unpaid. In addition, any installment or installments of Basic Rent or Additional Rent accruing hereunder which are not paid within ten (10) days after the date when due, shall bear interest at the Prime Rate from the due date thereof until the date of payment, which interest shall be deemed Additional Rent hereunder and shall be payable upon demand by LESSOR.

        3.4.    LESSEE will contract for and pay all charges for electricity, communications and other services or utilities at any time rendered or used on or about the Demised Premises to the company providing the same before any interest or penalty may be added thereto and will furnish to LESSOR, upon request, satisfactory proof evidencing such payment.

        3.5.    Except as expressly herein provided, this is a net lease and LESSEE hereby covenants and agrees to pay to LESSOR during the Term and during the Pre-Commencement Period, at LESSOR'S address for notices hereunder, or such other place as LESSOR may from time to time designate, without any offset, set-off, counterclaim, deduction, defense, abatement, suspension, deferment or diminution of any kind (i) the Basic Rent, without notice or demand, (ii) Additional Rent and (iii) all other sums payable by LESSEE hereunder. Notwithstanding the foregoing, no Basic Rent shall be due hereunder during the Pre-Commencement Period. Except as otherwise expressly provided herein, this Lease shall not terminate, nor shall LESSEE have any right to terminate or avoid this Lease or be entitled to the abatement of any Basic Rent, Additional Rent or other sums payable hereunder or any reduction thereof, nor shall the obligations and liabilities of LESSEE hereunder be in any way affected for any reason. The obligations of LESSEE hereunder shall be separate and independent covenants and agreements.

ARTICLE 4
REAL ESTATE TAXES

        4.1.    LESSEE shall pay to LESSOR, as Additional Rent, LESSEE'S Proportionate Share of all Taxes for each calendar year during the Term and during the Pre-Commencement Period; provided, however, that if any special assessments may be payable in installments, LESSOR shall elect to pay same over the longest period allowed by law. LESSEE'S Proportionate Share of the Taxes for less than a year shall be prorated and apportioned.

        4.2.    On or after the Delivery Date and thereafter within ninety (90) days following the first day of each successive calendar year within the Term, LESSOR shall determine or estimate the Taxes for such calendar year (the "Projected Taxes") and shall submit such information to LESSEE in a written statement ("LESSOR'S Tax Statement").

        4.3.    Commencing on the first Basic Rent Payment Date following the submission of any LESSOR'S Tax Statement and continuing thereafter until LESSOR renders the next LESSOR'S Tax Statement, LESSEE shall pay to LESSOR on account of its obligation under Section 4.1 of this Lease, a sum (the "Monthly Tax Payment") equal to one-twelfth (1/12) of LESSEE'S Proportionate Share of the Projected Taxes for such calendar year. LESSEE'S first Monthly Tax Payment after receipt of LESSOR'S Tax Statement shall be accompanied by the payment of an amount equal to the product of the number of full months, if any, within the calendar year which shall have elapsed prior to such first Monthly Tax Payment, times the Monthly Tax Payment; minus any Additional Rent already paid by LESSEE on account of its obligation under Section 4.1 of this Lease for such calendar year.

        4.4.    Each LESSOR'S Tax Statement shall reconcile the payments made by LESSEE pursuant to the preceding LESSOR'S Tax Statement with LESSEE'S Proportionate Share of the actual Taxes imposed for the period covered thereby. Any balance due to LESSOR shall be paid by LESSEE within thirty (30) days after LESSEE'S receipt of LESSOR'S Tax Statement; any surplus due to LESSEE shall be applied by LESSOR against the next accruing monthly installment(s) of Additional Rent. If the Term has expired or has been terminated, LESSEE shall pay the balance due to LESSOR or, alternatively, LESSOR shall refund the surplus to LESSEE, whichever the case may be, within thirty (30) days after LESSEE'S receipt of LESSOR'S Tax Statement; provided, however, if the Term shall have been terminated as a result of a default by LESSEE, then LESSOR shall have the right to retain such surplus to the extent LESSEE owes LESSOR any Basic Rent or Additional Rent.

        4.5.    (a) If LESSOR shall receive any refund of Taxes in respect of a calendar year and if LESSEE shall have paid Additional Rent based on the Taxes paid prior to the refund, LESSOR shall deduct from such tax refund any expenses, including, but not limited to, attorney's fees and appraisal fees, incurred in obtaining such tax refund, and out of the remaining balance of such tax refund, LESSOR shall credit LESSEE'S Proportionate Share of such refund against the next accruing monthly installment(s) of Additional Rent, or if the Term shall have expired, LESSEE'S Proportionate Share of such refund shall be refunded to LESSEE within thirty (30) days after receipt thereof by LESSOR; provided, however, if the Term shall have expired as a result of a default by LESSEE, LESSOR shall have the right to retain LESSEE'S Proportionate Share of the refund to the extent LESSEE owes LESSOR any Basic Rent or Additional Rent. Any expenses incurred by LESSOR in contesting the validity or the amount of the assessed valuation of the Premises or any Taxes, to the extent not offset by a tax refund, shall be included as an item of Taxes for the tax year in which such contest shall be finally determined for the purpose of computing the Additional Rent due LESSOR or any credit due to LESSEE hereunder.

          (b)  Notwithstanding anything to the contrary contained in this Lease, LESSEE shall not have the right to contest or appeal the validity of any Taxes or the amount of the assessed valuation of the Premises without the prior written consent of LESSOR. If LESSEE shall desire to contest or appeal the validity of any Taxes or the amount of the assessed valuation of the Premises, then LESSEE shall submit to LESSOR, for its review, a written notice setting forth the basis for such contest or appeal. Within thirty (30) days after LESSOR'S receipt of such notice, LESSOR shall notify LESSEE whether LESSOR believes, in its reasonable judgment, such contest or appeal is likely to succeed. If LESSOR determines that such contest or appeal has a reasonable likelihood of success, then LESSOR agrees to consent to such contest or appeal. In such event, LESSOR shall have the option to either (i) file such contest or appeal or (ii) permit LESSEE to file such contest or appeal. If LESSOR determines that such contest or appeal is not likely to succeed, then LESSOR shall have the right to deny its consent to such contest or appeal.

        4.6.    While proceedings for the reduction in assessed valuation for any year are pending, the computation and payment of LESSEE'S Proportionate Share of Taxes shall be based upon the original assessments for such year.

        4.7.    LESSEE shall also pay to LESSOR, as Additional Rent, upon demand, the amount of all increases in Taxes and/or all assessments or impositions made, levied or assessed against or imposed upon the Premises or any part thereof which are attributable to additions or improvements in, on or about the Demised Premises made by or on behalf of LESSEE or which in whole or in part belong to LESSEE.

        4.8.    In no event shall any adjustment in LESSEE'S obligation to pay Additional Rent under this Article 4 result in a decrease in the Basic Rent payable hereunder. LESSEE'S obligation to pay Additional Rent, and LESSOR'S obligation to credit and/or refund to LESSEE any amount, pursuant to the provisions of this Article 4, shall survive the Termination Date.

        4.9.    The provisions of Section 31.3 shall apply to LESSOR'S Tax Statement.

ARTICLE 5
OPERATING EXPENSES

        5.1.    LESSEE shall pay to LESSOR, as Additional Rent, LESSEE'S Proportionate Share of all of LESSOR'S Operating Expenses for each calendar year during the Term and during the Pre-Commencement Period. LESSEE'S Proportionate Share of LESSOR'S Operating Expenses for less than a year shall be prorated and apportioned.

        5.2.    On or after the Delivery Date and thereafter within ninety (90) days following the first day of each succeeding calendar year within the Term, LESSOR shall determine or estimate LESSOR'S Operating Expenses for such calendar year ("LESSOR'S Estimated Operating Expenses") and shall submit such information to LESSEE in a written statement ("LESSOR'S Expense Statement").

        5.3.    Commencing on the first Basic Rent Payment Date following the submission of any LESSOR'S Expense Statement and continuing thereafter until LESSOR renders the next LESSOR'S Expense Statement, LESSEE shall pay to LESSOR on account of its obligation under Section 5.1 of this Lease, a sum (the "Monthly Expense Payment") equal to one-twelfth (1/12) of LESSEE'S Proportionate Share of LESSOR'S Estimated Operating Expenses for such calendar year. LESSEE'S first Monthly Expense Payment after receipt of LESSOR'S Expense Statement shall be accompanied by the payment of an amount equal to the product of the number of full months, if any, within the calendar year which shall have elapsed prior to such first Monthly Expense Payment, times the Monthly Expense Payment; minus any Additional Rent already paid by LESSEE on account of its obligation under Section 5.1 of this Lease for such calendar year.

        5.4.    Each LESSOR'S Expense Statement shall reconcile the payments made by LESSEE pursuant to the preceding LESSOR'S Expense Statement with LESSEE'S Proportionate Share of LESSOR'S Operating Expenses for the period covered thereby. Any balance due to LESSOR shall be paid by LESSEE within thirty (30) days after LESSEE'S receipt of LESSOR'S Expense Statement; any surplus due to LESSEE shall be applied by LESSOR against the next accruing monthly installment(s) of Additional Rent. If the Term has expired or has been terminated, LESSEE shall pay the balance due to LESSOR or, alternatively, LESSOR shall refund the surplus to LESSEE, whichever the case may be, within thirty (30) days after LESSEE'S receipt of LESSOR'S Expense Statement; provided, however, if the Term shall have been terminated as a result of a default by LESSEE, then LESSOR shall have the right to retain such surplus to the extent LESSEE owes LESSOR any Basic Rent or Additional Rent.

        5.5.    LESSEE or its representative shall have the right to examine LESSOR'S books and records with respect to the reconciliation of LESSOR'S Operating Expenses for the prior calendar year set forth in LESSOR'S Expense Statement during normal business hours at any time within one (1) year following the delivery by LESSOR to LESSEE of such LESSOR'S Expense Statement. Unless LESSEE shall give LESSOR a notice objecting to said reconciliation and specifying the respects in which said reconciliation is claimed to be incorrect within thirty (30) days after its examination of LESSOR'S books and records, said reconciliation shall be considered as final and accepted by LESSEE. Notwithstanding anything to the contrary contained in this Article 5, LESSEE shall not be permitted to examine LESSOR'S books and records or to dispute said reconciliation unless LESSEE has paid to LESSOR the amount due as shown on LESSOR'S Expense Statement; said payment is a condition precedent to said examination and/or dispute.

        5.6.    INTENTIONALLY OMITTED.

        5.7.    In no event shall any adjustment in LESSEE'S obligation to pay Additional Rent under this Article 5 result in a decrease in the Basic Rent payable hereunder. LESSEE'S obligation to pay

Additional Rent, and LESSOR'S obligation to credit and/or refund to LESSEE any amount, pursuant to the provisions of this Article 5, shall survive the Termination Date.

        5.8.    LESSEE shall also pay to LESSOR, as Additional Rent, upon demand, the amount of any increase in LESSOR'S Operating Expenses which is attributable to LESSEE'S use or manner of use of the Demised Premises or to activities conducted on or about the Demised Premises by LESSEE or on behalf of LESSEE.

        5.9.    The provisions of Section 31.3 shall apply to LESSOR'S Expense Statement.

        5.10.    (a) Notwithstanding anything to the contrary contained herein, during the period from the Delivery Date through and including December 31, 2002, the aggregate amount of the Monthly Expense Payment and the Monthly Tax Payment due on each Basic Rent Payment Date during such period shall equal the Fixed Monthly Payment. Accordingly, LESSEE shall pay an amount equal to the Fixed Monthly Payment on each Basic Rent Payment Date occurring during such period as its combined Monthly Expense Payment and Monthly Tax Payment with respect to such period; provided, however, the first Fixed Monthly Payment shall be paid on the Delivery Date, and if the Delivery Date is not the first day of a calendar month, then such first Fixed Monthly Payment shall be prorated to reflect the number of days within the calendar month from and after the Delivery Date. LESSOR shall have the right, in its sole discretion, to allocate the combined payments made by LESSEE pursuant to this Section 5.10 toward LESSEE'S obligations with respect to calendar year 2002 under Section 4.1 and/or Section 5.1 as LESSOR sees fit. Notwithstanding the provisions of Section 4.4 and Section 5.4, LESSEE shall have no obligation to pay LESSOR on account of any reconciliation under either of said Sections any additional amounts with respect to calendar year 2002.

          (b)  Notwithstanding anything to the contrary contained herein, with respect to the Monthly Tax Payment and the Monthly Expense Payment due on the Basic Rent Payment Date occurring in January, 2003, the combined aggregate of such two payments shall equal the Fixed Monthly Payment, and LESSOR shall have the right, in its sole discretion, to allocate said combined payment toward LESSEE'S obligations with respect to calendar year 2003 under Section 4.1 and/or Section 5.1 as LESSOR sees fit. The limitation on such combined Monthly Expense Payment and Monthly Tax Payment for January 2003 shall not relieve LESSEE from its obligation to pay all amounts due under Section 4.4 and Section 5.4 for calendar year 2003 based on any reconciliation for such calendar year. The limitation set forth in this Section 5.10(b) relates only to the Monthly Tax Payment and the Monthly Expense Payment due for January, 2003 and shall not be deemed or construed to limit the Monthly Tax Payment or the Monthly Expense Payment for any other month during the Term.

ARTICLE 6
LAYOUT AND FINISH OF DEMISED PREMISES

        6.1.    (a) LESSOR and LESSEE hereby acknowledge that they have reviewed and approved the following documents (hereinafter collectively referred to as the "Preliminary Drawings"): (i) the schematic plans for the layout and finish of the Demised Premises annexed hereto as Schedule D-1; and (ii) the preliminary outline specifications for the Demised Premises, a copy of which is annexed hereto as Schedule D-2.

          (b)  (i) As promptly as practicable after the date hereof, LESSOR shall submit to LESSEE for LESSEE'S review and approval, architectural and engineering working drawings and specifications ("Final Plans") for the layout and finish of the Demised Premises. The scope of LESSEE'S review and approval shall be limited to whether the Final Plans conform to the Preliminary Drawings. LESSEE shall notify LESSOR of its approval or disapproval of the Final Plans within ten (10) business days after LESSEE'S receipt of the Final Plans.

            (ii)  If LESSEE fails to notify LESSOR of its disapproval of the Final Plans within said ten (10) business day period, then LESSEE shall be deemed to have approved the Final Plans.

            (iii)  If LESSEE notifies LESSOR of its disapproval within said ten (10) business day period, then said notice shall specify in reasonable detail the extent to which the Final Plans do not conform to the Preliminary Drawings and the changes required thereto in order to conform the Final Plans to the Preliminary Drawings. In such event, LESSOR and LESSEE, and their respective representatives, shall meet within five (5) business days after LESSOR'S receipt of LESSEE'S disapproval notice, to discuss the proposed changes. LESSOR agrees to cause the Final Plans to be promptly revised to incorporate the agreed upon changes and to resubmit same to LESSEE for its approval. The scope of LESSEE'S review shall be limited to whether such revisions conform to the agreement of the parties. LESSEE shall notify LESSOR of its approval or disapproval of such revisions within five (5) business days after LESSEE'S receipt of the revised Final Plans. If LESSEE fails to notify LESSOR of its disapproval within said five (5) business day period, then LESSEE shall be deemed to have approved such revisions. If LESSEE notifies LESSOR of its disapproval within said five (5) business day period, then said notice shall specify in reasonable detail why such revisions do not conform to the agreement of the parties and the changes required thereto in order to conform such revisions to such agreement. In such event, the provisions of the immediately preceding four (4) sentences shall be deemed repeated until LESSEE has approved, or is deemed to have approved, the Final Plans as revised.

            (iv)  LESSEE agrees that its approval of the Final Plans and/or the revisions thereto shall not be unreasonably withheld or conditioned.

            (v)  For the purposes of this Lease, the approved Final Plans, (as the same may be amended pursuant to the provisions of Section 6.4), are hereinafter referred to as the "Working Drawings" and the work shown thereon or therein is hereinafter referred to as "LESSOR'S Work".

        6.2.    (a) Promptly after the approval of the Working Drawings and LESSOR'S receipt of all required governmental permits and approvals for the construction of LESSOR'S Work and obtaining the Approvals, LESSOR agrees to commence, through a contractor or contractors to be engaged by it, the construction of LESSOR'S Work. LESSOR agrees further to proceed with such construction with due dispatch (subject to any Excusable Delay), to cause LESSOR'S Work to be constructed in accordance with the Working Drawings (as the same may be amended pursuant to the provisions of Section 6.4), in a good and workmanlike manner and in accordance with applicable Legal Requirements, and to use first quality materials.

          (b)  LESSOR'S Work shall be deemed completed on the day that (i) the LESSOR'S Work is substantially completed, other than details of construction, decoration and mechanical adjustments which are minor in character and the non-completion of which do not unreasonably interfere with LESSEE'S use of the Demised Premises, and (ii) LESSOR has obtained either a permanent or temporary certificate of occupancy for the Demised Premises. If the completion of LESSOR'S Work is delayed due to any act or omission by LESSEE or LESSEE'S Visitors (including, but not limited to, Change Orders, or delays in the submission of information or estimates, or delays in the giving of authorizations or approvals, or delays due to the postponement of any LESSOR'S Work at the request of LESSEE, or as a result of any Change Order, or as a result of LESSEE'S Work, or as a result of the occurrence of any Event of Default (it being understood that LESSOR shall have no obligation to undertake LESSOR'S Work or other obligations relating thereto while an Event of Default is occurring)), then LESSOR'S Work shall be deemed completed on the date it would have occurred but for the delays caused by LESSEE and/or LESSEE'S Visitors. Upon LESSOR'S determination that LESSOR'S Work is deemed completed in accordance with this

  Section 6.2(b), LESSOR shall give LESSEE notice of the date on which LESSOR determines that such completion is deemed to have occurred. LESSEE shall be deemed to have accepted such determination set forth in LESSOR'S notice unless, within five (5) business days after receipt of such notice from LESSOR, LESSEE gives LESSOR notice specifying that LESSEE objects to LESSOR'S determination and stating the basis under this Section 6.2(b) for such objection.

        6.3.    Within fifteen (15) days after LESSOR'S Work is deemed completed pursuant to Section 6.2(b), LESSOR and LESSEE shall review such work. Based upon such review, LESSOR and LESSEE shall prepare a list setting forth those items of LESSOR'S Work which are incomplete and/or are not completed (the items agreed to by LESSOR and LESSEE are hereinafter collectively referred to as the "Punchlist Items"). LESSOR agrees to cause such Punchlist Items to be completed with due diligence.

        6.4.    (a) If, after the execution of this Lease, LESSEE desires to amend, change or modify any of the Working Drawings, then LESSEE shall submit to LESSOR for its approval (which approval shall not be unreasonably withheld) a reasonably detailed description of the proposed amendment, change or modification (hereinafter referred to as a "Change"). Within five (5) business days after receipt of the Change, LESSOR shall notify LESSEE whether the Change has been approved or disapproved. If such Change is approved, LESSOR'S notice shall set forth the estimated costs of such Change (taking into account any savings as a result of such change) and the estimated effect, if any, on the Delivery Date (said approval notice being hereinafter referred to as a "Change Order"); if such change is disapproved, LESSOR'S notice shall set forth the reasons for such disapproval. Within three (3) business days after LESSEE'S receipt of the Change Order, LESSEE shall notify LESSOR of its approval or disapproval of the Change Order. If LESSEE fails to notify LESSOR of LESSEE'S approval of the Change Order within said three (3) business day period, then LESSEE shall be deemed to have disapproved the Change Order. If LESSEE approves the Change Order within said three (3) business day period, then LESSEE shall pay the cost of the Change Order as follows: (i) LESSEE shall pay to LESSOR the amount set forth in the Change Order as the estimated cost within three (3) business days after LESSEE'S approval of such Change Order; and (ii) LESSEE shall pay to LESSOR the amount, if any, by which the actual cost of the Change Order exceeds the estimated cost within ten (10) days after the later to occur of (x) the completion of the Change Order or (y) LESSEE'S receipt of a statement itemizing such excess cost. Notwithstanding anything to the contrary contained in this Lease, LESSOR shall not have any obligation to do any work shown on a Change Order until LESSEE has approved such Change Order in writing and has paid to LESSOR the estimated cost of such Change Order.

          (b)  The term "costs", as used in this Section 6.4, shall mean the cost of having such work done by a contractor or contractors under the supervision of LESSOR, including the cost of the materials and labor, overhead and profit, permit and inspection fees, and the reasonable fees of any architects, engineers and attorneys whose services may be required by LESSOR because of the nature of the Change Order.

        6.5    (a) LESSEE hereby advises LESSOR that LESSEE desires to install its rack system and other trade fixtures and data processing equipment in the warehouse portion of the Demised Premises (said work being hereinafter collectively referred to as "LESSEE'S Work") prior to the occurrence of the Delivery Date. LESSOR agrees to give LESSEE access to the Demised Premises for such purpose on or before June 3, 2002 (the "Access Date"). If LESSOR has not permitted LESSEE to enter the Demised Premises for the purpose of performing LESSEE'S Work on or before the Access Date, then LESSEE shall have the right, by notice given to LESSOR on or before the fifth (5th) calendar day after the Access Date, to cancel this Lease, provided LESSOR has not permitted LESSEE to access the Demised Premises for the purpose of performing the LESSEE'S Work prior to the giving of such notice. If LESSEE fails to give LESSOR notice of its election to cancel this Lease on or before such date, then LESSEE shall be deemed to have waived its right to cancel this Lease pursuant to this Section 6.5(a). If LESSEE elects to cancel this Lease under this Section 6.5(a) by notice given to

LESSOR in accordance with the provisions hereof, then this Lease shall be deemed cancelled as of the date on which LESSOR receives such notice, and neither party shall have any further obligations or liabilities hereunder, except that, promptly after receipt of such cancellation notice, LESSOR shall return to LESSEE any letter of credit posted by LESSEE pursuant to Article 28. LESSEE acknowledges and agrees that its cancellation right shall be its sole remedy in the event LESSEE is not permitted to enter the Demised Premises on or prior to the Access Date, and that LESSOR shall not be liable to LESSEE for any costs, expenses or damages (consequential or otherwise) incurred by LESSEE as a result of the contingency not being satisfied. LESSEE acknowledges and agrees that if LESSEE is permitted access to the Demised Premises prior to the Delivery Date pursuant to this Section 6.5 or otherwise, such access shall be in accordance with and subject to all other terms and conditions of this Lease, except for those provisions relating to the payment of the Basic Rent and the Additional Rent attributable to LESSOR'S Operating Expenses and to Taxes, regardless of whether or not the Term shall thereafter commence.

          (b)  Prior to commencing any of LESSEE'S Work, LESSEE shall notify LESSOR in writing of the names of the contractor or contractors who are to perform LESSEE'S Work, and LESSEE shall furnish to LESSOR such other information as LESSOR may reasonably request. LESSEE agrees that (x) LESSEE'S contractors shall perform LESSEE'S Work during such times as LESSOR shall reasonably determine, (y) LESSEE'S Work shall be coordinated with the performance of the LESSOR'S Work and (z) LESSEE'S Work shall not damage, delay or interfere with the prosecution or completion of LESSOR'S Work. In the event that LESSEE'S contractor or contractors do not work in harmony with, or interfere with, labor employed by LESSOR or by LESSOR'S contractors in connection with LESSOR'S Work, or in the event of the occurrence of any work stoppage, strike or other labor dispute at the Premises arising out of or in connection with LESSEE'S contractor or contractors, then LESSOR shall have the right to require LESSEE to remove or to cause the removal of those contractors designated by LESSOR. If the designated contractors are not removed immediately, and such failure causes a delay in the construction of LESSOR'S Work, then LESSOR'S Work shall be deemed completed on the date it would have been completed but for the delays caused by LESSEE.

          (c)  Notwithstanding anything to the contrary contained in this Lease, LESSOR shall not be liable for any injury, loss or damage which may occur to any of LESSEE'S Work or to any fixtures, equipment or other property installed by LESSEE in connection with LESSEE'S Work. LESSEE'S Work and such items shall be installed and/or placed in or about the Demised Premises solely at LESSEE'S risk.

          (d)  Prior to entering the Demised Premises, LESSEE shall submit proof to LESSOR'S reasonable satisfaction that LESSEE has in full force and effect the insurances required under Section 14.1.

          (e)  Except for LESSEE'S Work, LESSEE shall not be permitted to do any other work in the Demised Premises prior to the Delivery Date without LESSOR'S prior written consent, which consent shall be at LESSOR'S sole discretion.

        6.6.    LESSOR agrees that LESSOR'S Work shall be free from defects in materials and/or workmanship for a period of one (1) year from and including the Delivery Date. If any such defects arise during such one (1) year period, and if LESSEE has given LESSOR a notice describing in reasonable detail such defects before the first (1st) anniversary of the Delivery Date (time being of the essence with respect thereto), then LESSOR agrees to repair and/or correct such defects in materials and/or workmanship at its sole cost and expense within a reasonable period of time after its receipt of LESSEE'S notice.

        6.7.    LESSOR shall bear the costs of performing LESSOR'S Work in accordance with this Article 6, except (i) LESSEE shall reimburse LESSOR for the amount by which all costs of LESSOR'S Work within or relating to the Office Space exceeds FOUR HUNDRED TWENTY THOUSAND DOLLARS ($420,000.00) in accordance with this Section 6.7, and (ii) for payment of costs of Change Orders as set forth in Section 6.4. LESSEE shall pay LESSOR such excess amount under clause (i) above within ten (10) days after the later to occur of (x) the Delivery Date, or (y) the date on which LESSOR gives LESSEE notice requesting such payment, which notice shall specify the total costs of LESSOR'S Work within or relating to the Office Space and shall include a copy of applicable invoices reflecting such costs. The term "costs", as used in this Section 6.7, shall mean the cost of having LESSOR'S Work within or relating to the Office Space done by a contractor or contractors under the supervision of LESSOR, including, without limitation, the cost of the materials and labor, overhead and profit, permit and inspection fees, and architects' and engineers' fees. For the purposes of this Section 6.7, LESSOR'S Work within or relating to the Office Space, includes, without limitation, all work, alterations, improvements, equipment, fixtures and other facilities installed, performed or constructed in or relating to the Office Space in connection with LESSOR'S Work. Nothing contained in this Section 6.7 shall be deemed or construed to relieve LESSEE of its obligation to pay the costs of any Change Order pursuant to Section 6.4 hereof.

ARTICLE 7
MAINTENANCE, ALTERATIONS AND
ADDITIONS; REMOVAL OF TRADE FIXTURES

        7.1.    LESSEE agrees to keep the Demised Premises in good order and condition (except for ordinary wear and tear) and, except as provided in Section 7.3(a), will make all non-structural repairs, alterations, renewals and replacements, ordinary and extraordinary, foreseen or unforeseen, and shall take such other action as may be necessary or appropriate to keep and maintain the Demised Premises in good order and condition, including, without limitation, doors, windows, frames, bucks, dock bumpers and levelers and utility lines from the point of entrance to the Demised Premises to the point of actual use. Except as expressly provided in this Lease, LESSOR shall not be obligated in any way to maintain, alter or repair the Demised Premises. Notice is hereby given that, except with respect to repairs or restoration undertaken by LESSOR, LESSOR will not be liable for any labor, services or materials furnished or to be furnished to LESSEE, or to anyone holding the Demised Premises or any part thereof through or under LESSEE, and that no mechanics' or other liens for any such labor or materials shall attach to or affect the interest of LESSOR in and to the Premises.

        7.2.    LESSOR hereby authorizes LESSEE to assert all rights and claims, and to bring suits, actions and proceedings, in LESSOR'S name or in either or both LESSOR'S and LESSEE'S name, in respect of any and all contracts, manufacturer's or supplier's warranties or undertakings, express or implied, relating to any portion of the Demised Premises required to be maintained, repaired, altered, removed or replaced by LESSEE; provided, however, that LESSOR shall not be obligated to incur any cost in connection therewith. LESSOR hereby assigns to LESSEE all warranties and guaranties received from suppliers or subcontractors with respect to the Demised Premises.

        7.3.    (a) LESSOR shall make, at its sole cost and expense (subject to the provisions of the final sentence of this Section 7.3(a)), all repairs and replacements to the foundation, the bearing walls, the structural columns and beams and the roof of the Building; provided, however, if such repairs and replacements are necessitated by the intentional acts or negligence of LESSEE or LESSEE'S Visitors, then LESSEE shall reimburse LESSOR, upon demand, for the reasonable cost thereof. The costs and expenses incurred by LESSOR in connection with such repairs and replacements shall be included in LESSOR'S Operating Expenses to the extent permitted by the terms of this Lease.

          (b)  (i) LESSEE shall promptly notify LESSOR in writing of the need for any Critical Building Repair. Such notice shall describe with reasonable specificity the nature of the Critical

  Building Repair. If LESSOR fails to commence any Critical Building Repair within fifteen (15) days after receiving any such written notice from LESSEE, then LESSEE may give LESSOR a second written notice of the need for such Critical Building Repair, which notice shall specify that "if LESSOR fails to commence the Critical Building Repair within five (5) days after the receipt of this notice, LESSEE intends to cause the Critical Building Repair to be completed". If LESSOR has not completed the Critical Building Repair within fifteen (15) days after receiving such second (2nd) notice (or, if such Critical Building Repair is not reasonably capable of being completed within such fifteen (15) day period, within such longer period as may reasonably be required, provided LESSOR commences the repair within such fifteen (15) day period and thereafter diligently prosecutes same to completion), then, subject to the rights of other tenants of the Building, LESSEE shall have the right to complete the Critical Building Repair. In such event, LESSOR agrees to reimburse LESSEE for the reasonable out-of-pocket costs and expenses incurred by LESSEE in completing the Critical Building Repair (the "Critical Building Repair Costs") within thirty (30) days after LESSOR'S receipt of a reasonably detailed statement of the Critical Building Repair Costs, together with (i) copies of applicable invoices, (ii) evidence reasonably satisfactory to LESSOR that such Critical Building Repair Costs have been paid by LESSEE, and (iii) a certification from a reputable architect providing that the Critical Building Repairs have been completed in a good and workmanlike manner consistent with the construction and design of the Building. If LESSOR fails to reimburse LESSEE for such Critical Building Repair Costs within such thirty (30) day period, then LESSEE shall have the right to provide LESSOR with a second written notice which states that "LESSOR has failed to reimburse LESSEE for Critical Building Repair Costs, and unless LESSOR reimburses LESSEE for the Critical Building Repair Costs within ten (10) days after its receipt of this notice, LESSEE intends to exercise its right to a credit against Basic Rent under Section 7.3(b) of the Lease". LESSEE shall include with such second written notice a copy of the initial request for reimbursement given to LESSOR by LESSEE, together with a copy of each of the items that were required to be included with such initial request. IF LESSOR fails to reimburse LESSEE for the Critical Building Repair Costs within ten (10) days after receiving any such second written notice (and the other items required to be included with the second notice), then LESSEE shall be entitled to a credit against the next succeeding monthly installment(s) of Basic Rent in an amount equal to the lesser of (x) fifteen percent (15%) of the applicable monthly installment of Basic Rent, or (y) the amount of the unreimbursed or uncredited Critical Building Repair Costs. The monthly credits in accordance with the preceding sentence shall continue until the entire amount of the Critical Building Repair Costs shall have been credited or until LESSOR shall have reimbursed LESSEE for any uncredited portion of the Critical Building Repair Costs. The term "Critical Building Repair" as used herein means only a repair to the Building for which LESSOR is responsible pursuant to the express terms of Section 7.3(a), the non-completion of which is resulting in material damage to LESSEE'S equipment or inventory located in the Demised Premises and/or material interference with LESSEE'S ability to conduct its business from the Demised Premises.

            (ii)  In the event LESSEE exercises its right to make a Critical Building Repair, LESSEE shall (i) complete all work with due diligence in a good and workmanlike manner in accordance with all applicable Legal Requirements, (ii) not interfere with the use and enjoyment of other tenants of the Building, and (iii) at its sole cost and expense, repair any damage to the Building caused be LESSEE or LESSEE'S Visitors in connection with the exercise of its rights hereunder.

        7.4.    All maintenance and repair, and each addition, improvement or alteration performed by, on behalf of or for the account of LESSEE (a) must not, individually or in the aggregate, lessen the Fair Market Value of the Building or adversely affect the usefulness of the Demised Premises for use as a warehouse and office, (b) shall be completed expeditiously in a good and workmanlike manner, and in compliance with all applicable Legal and Insurance Requirements, (c) shall be completed free and clear of all Liens and (d) shall be performed by contractors approved by LESSOR to the extent such work involves any work to any electrical, mechanical, plumbing or other system of the Building, any work to the outside of the Building, any work to the roof of the Building or any work to any structural element of the Building. The provisions of this Section 7.4 do not amend or modify the respective maintenance and repair obligations of LESSOR and LESSEE set forth elsewhere in this Article 7.

        7.5.    (a) If there is no Event of Default by LESSEE under this Lease, LESSEE may, upon prior notice to LESSOR and submission of plans and specifications, make interior non-structural additions or improvements to or alterations to the Demised Premises having an aggregate cost not to exceed $25,000.00, so long as the same do not affect, alter, interfere with or disrupt any of the electrical, mechanical, plumbing or other system of the Building, do not affect the outside appearance of the Building, do not affect the roof of the Building and do not affect any structural element of the Building.

          (b)  LESSEE shall not make any addition, improvement or alteration to the Demised Premises (i) having an aggregate cost in excess of $25,000.00, or (ii) which adversely affects, alters, interferes with or disrupts any electrical, mechanical, plumbing or other system of the Building, or (iii) which affects the outside appearance, the roof and/or any structural element of the Building (any such work being hereinafter referred to as "Major Work"), unless LESSEE submits to LESSOR detailed plans and specifications therefor and LESSOR approves such plans and specifications in writing. LESSOR agrees not to unreasonably withhold, delay or condition its approval of the plans and specifications for the additions, improvements and/or alterations described in clause (i) of this Section 7.5(b), but LESSEE acknowledges and agrees that LESSOR shall have the right to withhold its approval, in its sole discretion, with respect to the plans and specifications for those additions, improvements and/or alterations described in clauses (ii) and (iii) of this Section 7.5(b).

        7.6.    LESSEE shall at its sole cost and expense procure and maintain in full force, effect and good standing, a contract (the "Service Contract") for the service, maintenance and replacement of all heating, ventilating and air conditioning equipment (HVAC) from time to time installed in the Demised Premises, which Service Contract shall be between LESSEE and a HVAC service and maintenance contracting firm ("Contractor") of proven and established reputation. LESSEE shall, at its sole cost and expense, follow all reasonable recommendations of said Contractor for the maintenance, repair and replacement of the HVAC system. The Service Contract shall provide that the Contractor shall perform inspections of all HVAC equipment at intervals of not less than every three (3) months and that having made such inspections, said Contractor shall furnish a complete report of any defective conditions found to be existing with respect to said equipment, together with any recommendations for maintenance, repair and/or replacement thereof. Said report shall be furnished to LESSEE; and LESSEE shall promptly furnish LESSOR with a copy thereof.

        7.7.    (a) All additions, improvements and alterations to the Demised Premises shall, upon installation, become the property of LESSOR and shall be deemed part of, and shall be surrendered with, the Demised Premises, unless LESSOR, by notice given to LESSEE at least thirty (30) days prior to the Termination Date, elects to relinquish LESSOR'S right thereto. LESSOR agrees that it shall not relinquish its rights with respect to any of the additions, improvements and alterations that comprise LESSOR'S Work. If LESSOR elects to relinquish LESSOR'S right to any such addition, improvement or alteration, LESSEE shall remove said addition, improvement or alteration, shall promptly repair any damage to the Demised Premises caused by said removal and shall restore the Demised Premises to the condition existing prior to the installation of said addition, improvement or alteration; all such work shall be done prior to the Termination Date.

          (b)  At any time during the Term, LESSEE may install or place or reinstall or replace and remove from the Demised Premises any trade equipment, machinery and personal property belonging to LESSEE, provided, that (i) LESSEE shall repair all damage caused by such removal and (ii) LESSEE shall not install any equipment, machinery or other items upon the roof of the Building or make any openings on or about such roof. Such trade equipment, machinery and personal property shall not become the property of LESSOR.

ARTICLE 8
USE OF DEMISED PREMISES

        8.1.    LESSEE shall not, except with the prior consent of LESSOR, use or suffer or permit the use of the Demised Premises or any part thereof for any purposes other than for a warehouse/distribution facility and associated offices; provided, however, anything in this Lease to the contrary notwithstanding, that (a) the portions of the Demised Premises which are identified as toilets or utility areas shall be used by LESSEE only for the purposes for which they are designed and (b) LESSEE complies with the requirements of Section 8.2 hereof.

        8.2.    LESSEE shall not use, or suffer or permit the use of, the Demised Premises or any part thereof in any manner or for any purpose or do, bring or keep anything, or suffer or permit anything to be done, brought or kept, therein (including, but not limited to, the installation or operation of any electrical, electronic or other equipment) (a) which would violate any covenant, agreement, term, provision or condition of this Lease or is unlawful or in contravention of the certificate of occupancy for the Building or the Demised Premises, or is in contravention of any Legal or Insurance Requirement to which the Building or the Demised Premises is subject, or (b) which would overload or could cause an overload of the electrical or mechanical systems of the Building or the Demised Premises or which would exceed the floor load per square foot which the floor was designed to carry and which is allowed by law, or (c) which in the reasonable judgment of the LESSOR may in any way impair or interfere with the proper and economic heating, air conditioning of the Building or (d) suffer or permit the Building or any component thereof to be used in any manner or anything to be done therein or anything to be brought into or kept thereon which, in the reasonable judgment of LESSOR, would in any way impair or tend to impair or exceed the design criteria, the structural integrity, character or appearance of the Building, or result in the use of the Building or any component thereof in a manner or for a purpose not intended.

        8.3.    LESSEE shall obtain, at its sole cost and expense, all permits, licenses or authorizations of any nature required in connection with the operation of LESSEE'S business at the Demised Premises.

ARTICLE 9
INDEMNIFICATION; LIABILITY OF LESSOR

        9.1.    (a) LESSEE hereby indemnifies, and shall pay, protect and hold LESSOR harmless from and against all liabilities, losses, claims, demands, costs, expenses (including attorneys' fees and expenses) and judgments of any nature, (except to the extent LESSOR is compensated by insurance maintained by LESSOR or LESSEE hereunder and except for such of the foregoing as arise from the negligence, recklessness or willful misconduct of LESSOR, its agents, servants or employees), arising, or alleged to arise, from or in connection with, (i) any injury to, or the death of, any person or loss or damage to property on or about the Demised Premises caused by the recklessness, willful misconduct or negligence of LESSEE or any LESSEE'S Visitor, (ii) any violation by LESSEE of this Lease or of any Legal or Insurance Requirement, or (iii) performance of any labor or services or the furnishing of any materials or other property in respect of the Demised Premises or any part thereof. LESSEE will resist and defend any action, suit or proceeding brought against LESSOR by reason of any such occurrence by third party counsel selected by LESSEE, which is reasonably acceptable to LESSOR. The obligations of LESSEE under this Section 9.1(a) shall survive any termination of this Lease.

          (b)  Subject to the provisions of Section 9.2, LESSOR hereby indemnifies, and shall pay, protect and hold LESSEE harmless from and against all liabilities, losses, claims, demands, costs, expenses (including reasonable attorneys' fees and expenses) and judgments of any nature, (except to the extent LESSEE is compensated by insurance and except for such of the foregoing as arise from the negligence, recklessness or willful misconduct of LESSEE or LESSEE'S Visitors), arising, or alleged to arise, from or in connection with, (i) any injury to, or the death of, any person caused by the recklessness, negligence or willful misconduct of LESSOR or its agents, servants or employees, or (ii) any violation of this Lease by LESSOR. LESSOR will resist and defend any action, suit or proceeding brought against LESSEE by reason of any such occurrence by independent counsel selected by LESSOR, which is reasonably acceptable to LESSEE. The obligations of LESSOR under this Section 9.1(b) shall survive any termination of this Lease.

        9.2.    LESSEE agrees to make no claim against LESSOR (a) for any damage to, or loss (by theft or otherwise) of, or loss of use of, any property of LESSEE or of any other person, or (b) for business interruption or consequential damages, it being understood that LESSEE assumes all risk in connection therewith, and LESSOR shall not be liable therefor, or for loss of use thereof, for any reason, including the negligence of LESSOR, its employees, agents, servants or invitees.

ARTICLE 10
COMPLIANCE WITH REQUIREMENTS

        10.1.    LESSEE will comply with all Legal and Insurance Requirements applicable to the Demised Premises and the use thereof to the extent such compliance is required by virtue of (i) LESSEE'S particular manner of use or occupancy of the Demised Premises (in contradistinction to compliance which is required in connection with all warehouse buildings in Monroe Township regardless of the particular use thereof), (ii) LESSEE'S layout of the Demised Premises, (iii) LESSEE'S machinery, equipment, inventory, furnishings and other property located within the Demised Premises, or (iv) any additions, improvements or alterations to the Demised Premises made by or for the account of LESSEE; and LESSEE will maintain and comply with all permits, licenses and other authorizations required by any governmental authority for its use of the Demised Premises and for the proper operation, maintenance and repair of the Demised Premises or any part thereof. LESSOR will join in the application for any permit or authorization with respect to Legal Requirements if such joinder is necessary. Notwithstanding the foregoing, if any LESSOR'S Work does not comply with a Legal or Insurance Requirement as of the Delivery Date, LESSEE shall not be obligated to cure such violation.

        10.2.    LESSEE shall not do, or permit to be done, anything in or to the Demised Premises, or bring or keep anything therein which will, in any way, increase the cost of fire or public liability insurance on the Premises (unless LESSEE otherwise pays such increase to LESSOR as herein provided), or invalidate or conflict with the fire insurance or public liability insurance policies covering the Premises or any personal property kept therein by LESSOR, or obstruct or interfere with the rights of LESSOR or of other tenants, or in any other way injure LESSOR or other tenants, or subject LESSOR to any liability for injury to persons or damage to property, or interfere with good order of the Building, or conflict with the Legal Requirements. Any increase in fire insurance premiums on the Premises or the contents within the Building, or any increase in the premiums of any other insurance carried by LESSOR in connection with the Building or the Demised Premises, caused by the use or occupancy of the Demised Premises by LESSEE and any expense or cost incurred in consequence of the negligence, carelessness or willful action of LESSEE, shall be Additional Rent and paid by LESSEE to LESSOR within thirty (30) days of demand therefore made by LESSOR to LESSEE.

ARTICLE 11
COMPLIANCE WITH ENVIRONMENTAL LAWS

        11.1.    Supplementing the provisions of Article 10, LESSEE shall comply, at its sole cost and expense, with all Environmental Laws in connection with its use and occupancy of the Demised Premises; provided, however, the provisions of this Article 11 shall not obligate LESSEE to cleanup or remediate any spill or discharge of a hazardous substance or hazardous waste (as those terms are defined in Section 11.3) which was not caused by the act, negligence or omission of LESSEE or LESSEE'S Visitors.

        11.2.    LESSEE shall deliver promptly to LESSOR a true and complete photocopy of any correspondence, notice, report, sampling, test, finding, declaration, submission, order, complaint, citation or any other instrument, document, agreement and/or information submitted to, or received from, any governmental entity, department or agency in connection with any Environmental Law relating to or affecting LESSEE, LESSEE'S employees, LESSEE'S use and occupancy of the Premises and/or the Demised Premises.

        11.3.    (a) Except as expressly permitted by Section 11.3(b), LESSEE shall not cause or permit any "hazardous substance" or "hazardous waste" (as such terms are defined in the Industrial Site Recovery Act of the State of New Jersey ("ISRA"), N.J.S.A. 13:1K-6 et. seq. and the regulations promulgated thereunder) to be brought, kept or stored on or about the Demised Premises, and LESSEE shall not engage in, or permit any other person or entity to engage in, any activity, operation or business on or about the Demised Premises which involves the generation, manufacture, refining, transportation, treatment, storage, handling or disposal of hazardous substances and/or hazardous wastes.

          (b)  LESSEE hereby advises LESSOR that LESSEE may store in the Demised Premises certain pet care products commonly sold in pet stores, such as flea dip and insect spray, which contain materials and substances which may be deemed hazardous substances under any applicable Environmental Law. Notwithstanding the provisions of Section 11.3(a), LESSOR agrees that LESSEE may store such products provided (i) all such products are stored in their original containers, (ii) LESSEE shall not transfer, nor permit any other person or entity to transfer, such products to other containers, and (iii) such products are stored within the Demised Premises. LESSEE covenants and agrees to comply with the requirements of the immediately preceding sentence and with all Environmental Laws applicable to the transportation, storage, handling and/or disposal of such products.

        11.4.    (a) If a spill or discharge of a hazardous substance or a hazardous waste occurs on the Premises, LESSEE shall give LESSOR immediate oral and written notice of such spill and/or discharge, setting forth in reasonable detail all relevant facts. In the event such spill or discharge arose out of or in connection with LESSEE'S use and occupancy of the Demised Premises, or in the event such spill or discharge was caused by the act, negligence or omission of LESSEE or LESSEE'S Visitors, then LESSEE shall pay all costs and expenses relating to compliance with the applicable Environmental Law (including, without limitation, the costs and expenses of the site investigations and of the removal and remediation of such hazardous substance or hazardous wastes).

          (b)  Without relieving LESSEE of its obligations under this Lease and without waiving any default by LESSEE under this Lease, LESSOR shall have the right, but not the obligation, to take such action as LESSOR deems necessary or advisable to cleanup, remove, resolve or minimize the impact of or otherwise deal with any spill or discharge of any hazardous substance or hazardous waste. In the event such spill or discharge arose out of or in connection with LESSEE'S use and occupancy of the Demised Premises, or in the event such spill or discharge was caused by the act, negligence or omission of LESSEE or LESSEE'S Visitors, then LESSEE shall pay to LESSOR on demand, as Additional Rent, all costs and expenses incurred by LESSOR in connection with any action taken by LESSOR.

        11.5.    (a) If LESSEE'S operations at the Demised Premises now or hereafter constitute an "Industrial Establishment" (as defined under ISRA) or are subject to the provisions of any other Environmental Law, then LESSEE agrees to comply, at its sole cost and expense, with all requirements of ISRA and any other applicable Environmental Law to the satisfaction of LESSOR and the governmental entity, department or agency having jurisdiction over such matters (including, but not limited to, performing site investigations and performing any removal and remediation required in connection therewith), in connection with (i) the occurrence of the Termination Date, (ii) any termination of this Lease prior to the Termination Date, (iii) any closure, transfer or consolidation of LESSEE'S operations at the Demised Premises, (iv) any change in the ownership or control of LESSEE, (iv) any permitted assignment of this Lease or permitted sublease of all or part of the Demised Premises or (v) any other action by LESSEE which triggers ISRA or any other Environmental Law.

          (b)  In connection with subsection (a) above, if, with respect to ISRA, LESSEE has failed to obtain a negative declaration or to complete an approved clean-up plan or to otherwise comply with the provisions of ISRA prior to the Termination Date, or if, with respect to any other Environmental Law, LESSEE has failed to fully comply with the applicable provisions of such other Environmental Law prior to the Termination Date, LESSEE shall be deemed to be a holdover tenant, shall pay rent at the rate set forth in Section 24.3 and shall continue to diligently pursue compliance with ISRA and/or such other Environmental Law. Upon LESSEE'S full compliance with the provisions of ISRA or of such other Environmental Law, LESSEE shall deliver possession of the Demised Premises to LESSOR in accordance with the provisions of this Lease and such holdover rent shall be adjusted as of said date.

        11.6.    (a) In connection with (i) any sale or other disposition of all or part of LESSOR'S interest in the Premises, (ii) any change in the ownership or control of LESSOR, (iii) any condemnation, (iv) any foreclosure or (v) any other action by LESSOR which triggers ISRA or any other Environmental Law, LESSOR shall comply, at its sole cost and expense, with all requirements of ISRA and such other applicable Environmental Law; provided, however, if any site investigation is required as a result of LESSEE'S use and occupancy of the Demised Premises or a spill or discharge of a hazardous substance or hazardous waste caused by the act, negligence or omission of LESSEE or LESSEE'S Visitors, then LESSEE shall pay all costs associated with said site investigation; in addition, if any removal and remediation is required as a result of a spill or discharge of a hazardous substance or hazardous waste caused by the act, negligence or omission of LESSEE or LESSEE'S Visitors, then LESSEE shall pay all costs associated with said removal and remediation.

          (b)  If, in connection with such compliance, LESSOR requires any affidavits, certifications or other information from LESSEE, LESSEE agrees to cooperate with LESSOR and to deliver to LESSOR without charge all such documents within five (5) business days after LESSEE'S receipt of said request. LESSEE shall not be required to perform any investigations or conduct any tests in connection therewith unless such investigations or tests are required as a result of LESSEE'S use and occupancy of the Demised Premises or a spill or discharge of a hazardous substance or hazardous waste caused by the act, negligence or omission of LESSEE or LESSEE'S Visitors.

        11.7.    (a) LESSOR shall have the right, but not the obligation, upon twenty four (24) hours prior written notice to LESSEE (except that no notice shall be required in the event of an emergency), to enter onto the Demised Premises from time to time during the Term for the purpose of conducting such tests and investigations as LESSOR deems reasonably necessary to determine whether LESSEE is complying with the provisions of this Article 11 and all applicable Environmental Laws. In the event LESSOR determines that LESSEE is not in compliance with this Article 11 or any Environmental Law, LESSOR shall notify LESSEE of such fact, setting forth in such notice the basis for LESSOR'S determination. Within thirty (30) days after receipt of LESSOR'S notice of noncompliance, LESSEE shall notify LESSOR whether it disputes LESSOR'S determination. If LESSEE so notifies LESSOR within said thirty (30) day period, then LESSOR and LESSEE, and their respective consultants, shall meet to resolve the dispute; if LESSEE fails to notify LESSOR of any objection within said thirty (30) day period, then LESSEE shall be deemed to have accepted LESSOR'S determination and LESSEE shall promptly remedy the noncompliance.

          (b)  In the event LESSEE is not in compliance with the provisions of this Article 11 or any applicable Environmental Law, LESSEE shall pay to LESSOR, as Additional Rent, upon demand, an amount equal to all costs and expenses incurred by LESSOR in connection with the tests and investigations conducted by or on behalf of LESSOR.

          (c)  LESSOR shall use reasonable efforts to minimize any interference with or disruptions to LESSEE'S operations at the Demised Premises caused by such tests and investigations, to do all such tests and investigations in a good and workmanlike manner, to proceed with such tests and investigations with reasonable dispatch and to repair promptly all damage to the Demised Premises arising out of or in connection with such tests and investigations.

        11.8.    (a) LESSEE hereby agrees to defend, indemnify and hold LESSOR harmless from and against any and all claims, losses, liability, damages and expenses (including, without limitation, site investigation costs, removal and remediation costs and attorneys' fees and disbursements) arising out of or in connection with (i) LESSEE'S use and occupancy of the Demised Premises, (ii) any spill or discharge of a hazardous substance or hazardous waste by LESSEE or LESSEE'S Visitors and/or (iii) LESSEE'S failure to comply with the provisions of this Article 11.

          (b)  (i) Subject to the provisions of Section 9.2, LESSOR hereby agrees to defend, indemnify and hold LESSEE harmless from and against any and all claims, losses, liability, damages and expenses (including, without limitation, site investigation costs, removal and remediation costs and attorneys' fees and disbursements) arising out of or in connection with any spill or discharge of a hazardous substance or hazardous waste caused by LESSOR or any agent, contractor or employee of LESSOR.

            (ii)  Upon obtaining actual knowledge of the existence of any Existing Hazardous Substance (as hereinafter defined) on or beneath the Land, LESSOR shall remediate the Existing Hazardous Substance if and only to the extent that LESSOR is required to do so under applicable Environmental Laws. Nothing contained herein shall (x) impose any duty on LESSOR to test or investigate for the presence of hazardous substances or hazardous wastes, or (y) give LESSEE the right to test or investigate for the presence of any hazardous substance or hazardous waste. LESSOR hereby agrees to indemnify and hold LESSEE harmless from any fines, penalties or other fees imposed against LESSEE by any governmental authority as a result of any Existing Hazardous Substance located on or beneath the Land. The term "Existing Hazardous Substance", as used herein, means only a hazardous substance or hazardous waste which, as of the date of this Lease, is located on or under the Land at levels exceeding permitted governmental tolerances for non-residential property.

            (iii)  LESSOR agrees that any other lease which LESSOR enters into for space in the Building shall contain a provision pursuant to which the tenant agrees to indemnify and hold LESSOR harmless from and against liability, damages and expenses arising out of any spill or discharge at the Premises of a hazardous substance or hazardous waste caused by such tenant. LESSOR agrees to enforce any such indemnification and hold harmless provision using all reasonable legal means.

        11.9.    LESSEE hereby represents and warrants to LESSOR that LESSEE'S operations at the Demised Premises have the following Standard Industrial Classification numbers, as published by the most recent addition of the Standard Industrial Classification Manual published by the Federal Executive Office of the President, Office of Management and Budget: [            ].

        11.10.    If LESSOR has given to LESSEE the name and address of any holder of an Underlying Encumbrance, LESSEE agrees to send to said holder a photocopy of those items given to LESSOR pursuant to the provisions of Section 11.2.

        11.11.    LESSEE'S obligations under this Article 11 shall survive the expiration or earlier termination of this Lease.

ARTICLE 12
DISCHARGE OF LIENS

        LESSEE will discharge within fifteen (15) days after receipt of notice thereof any Lien on the Premises or the Basic Rent, Additional Rent or any other sums payable under this Lease, caused by or arising out of LESSEE'S acts or LESSEE'S failure to perform any obligation hereunder.

ARTICLE 13
PERMITTED CONTESTS

        LESSEE may contest by appropriate proceedings, the amount, validity or application of any Legal Requirement which LESSEE is obligated to comply with or any Lien which LESSEE is obligated to discharge, provided that (a) such proceedings shall suspend the collection thereof, (b) no part of the Premises or of any Basic Rent or Additional Rent or other sum payable hereunder would be subject to loss, sale or forfeiture during such proceedings, (c) LESSOR would not be subject to any civil or criminal liability for failure to pay or perform, as the case may be, (d) LESSEE shall have furnished such security as may be required in the proceedings or reasonably requested by LESSOR, (e) such proceedings shall not affect the payment of Basic Rent, Additional Rent or any other sum payable to LESSOR hereunder or prevent LESSEE from using the Demised Premises for its intended purposes, and (f) LESSEE shall notify LESSOR of any such proceedings not less than ten (10) days prior to the commencement thereof, and shall describe such proceedings in reasonable detail. LESSEE will conduct all such contests in good faith and with due diligence and will, promptly after the determination of such contest, pay and discharge all amounts which shall be determined to be payable therein.

ARTICLE 14
INSURANCE

        14.1.    LESSEE will maintain with insurers authorized to do business in the State of New Jersey and which are rated A-Plus or higher in Best's Key Rating Guide:

          (a)  commercial general liability insurance (including, during any period when LESSEE is making alterations or improvements to the Demised Premises, coverage for any construction on or about the Demised Premises), against claims for bodily injury, personal injury, death or property damage occurring on, in or about the Demised Premises, or as a result of ownership of facilities located on the Demised Premises in amounts not less than $5,000,000.00 for each claim with respect to any bodily injury, personal injury or death, $5,000,000.00 with respect to any one occurrence, and $1,000,000.00 with respect to all claims for property damage with respect to any one occurrence;

          (b)  workers' compensation insurance coverage for the full statutory liability of LESSEE;

          (c)  business interruption insurance in such amounts as will reimburse LESSEE for direct and indirect loss of earnings attributable to those events commonly insured against by reasonably prudent tenants and/or attributable to LESSEE'S inability to access or to occupy (all or part of) the Demised Premises; and

          (d)  such other insurance with respect to the Demised Premises in such amounts and against such insurable exposures as any mortgagee holding a first lien upon the Building may reasonably require, provided that other holders of first liens affecting comparable buildings in the Middlesex County area are also typically requiring that tenants of such buildings maintain such insurance.

        14.2.    The policies of insurance required to be maintained by LESSEE pursuant to Section 14.1 shall name as the insured parties (except for workers' compensation insurance and business interruption insurance) LESSOR and LESSEE, as their respective interests may appear, and shall be reasonably satisfactory to LESSOR; provided, however, that if (x) such policies comply with all applicable provisions of this Lease and (y) the insurance companies issuing said policies satisfy the rating requirements set forth herein, then such policies shall be satisfactory to LESSOR. In addition, said policies of insurance (except for worker's compensation insurance) shall (i) provide that thirty (30) days' prior written notice of suspension, cancellation, termination, modification, non-renewal or lapse or material change of coverage shall be given and that such insurance shall not be invalidated by any act or neglect of LESSOR or LESSEE or any owner of the Premises, nor by any change in the title or ownership of the Premises, nor by occupation of the Demised Premises for purposes more hazardous than are permitted by such policy, and (ii) not contain a provision relieving the insurer thereunder of liability for any loss by reason of the existence of other policies of insurance covering the Demised Premises against the peril involved, whether collectible or not; and the policies of insurance required to be maintained by LESSEE pursuant to subsection 14.1(a) shall also include a contractual liability endorsement evidencing coverage of LESSEE'S obligation to indemnify LESSOR pursuant to Section 9.1 hereof. The liability insurance maintained pursuant to subsection 14.1(a) shall also name as an additional insured any property manager specified by LESSOR in notice given to LESSEE from time to time.

        14.3.    On the Delivery Date, LESSEE shall deliver to LESSOR original policies or certificates of the insurers evidencing all the insurance which is required to be maintained hereunder by LESSEE, and, within ten (10) days prior to the expiration of any such insurance, other original policies or certificates evidencing the renewal of such insurance.

        14.4.    LESSEE shall not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by Section 14.1 unless LESSOR and LESSEE are named as insureds therein.

        14.5.    LESSOR agrees to obtain, and to keep in full force and effect during the Term, property insurance on the Building with respect to risks from time to time included under a standard "All Risk" policy, including, but not limited to, fire, vandalism, malicious mischief, loss of rental income endorsement (for a 12 month period) and ordinance coverage (but excluding flood and earthquake insurance), with an agreed endorsement in an amount equal to the full replacement cost of the Building, as determined from time to time (but not less often than once every year) by a method required by the insurer or insurers. The cost of said insurance shall be included in LESSOR'S Operating Expenses.

        14.6.    (a) LESSOR hereby waives and releases LESSEE, and LESSEE hereby waives and releases LESSOR, from any and all liabilities, claims and losses for which the released party is or may be held liable to the extent of any insurance proceeds received by said injured party.

          (b)  Each party hereto agrees to have included in each of its insurance policies (insuring the Building in the case of LESSOR, and insuring LESSEE'S personal property, trade fixtures, equipment and improvements in the case of LESSEE, against loss, damage or destruction by fire or other casualty) a waiver of the insurer's right of subrogation against the other party to this Lease. If there is any extra charge for such waiver, the party requesting the waiver shall pay the extra charge therefor. If such waiver is not enforceable or is unattainable, then such insurance policy shall contain either (i) an express agreement that such policy shall not be invalidated if

  LESSOR or LESSEE, whichever the case may be, waives the right of recovery against the other party to this Lease or (ii) any other form for the release of LESSOR or LESSEE, whichever the case may be. If such waiver, agreement or release shall not be, or shall cease to be, obtainable from LESSOR'S insurance company or from LESSEE'S insurance company, whichever the case may be, then LESSOR or LESSEE shall notify the other party of such fact and shall use its best efforts to obtain such waiver, agreement or release from another insurance company satisfying the requirements of this Lease.

ARTICLE 15
ESTOPPEL CERTIFICATES

        15.1.    At any time and from time to time, upon not less than ten (10) days' prior notice by LESSOR, LESSEE shall execute, acknowledge and deliver to LESSOR a statement (or, if LESSEE is a corporation, an authorized officer of LESSEE shall execute, acknowledge and deliver to LESSOR a statement) certifying the following: (i) the Delivery Date and the Commencement Date, (ii) the Termination Date, (iii) the date(s) of any amendment(s) and/or modification(s) to this Lease, (iv) that this Lease was properly executed and is in full force and effect without amendment or modification, or, alternatively, that this Lease and all amendments and/or modifications thereto have been properly executed and are in full force and effect, (v) the current annual Basic Rent, the current monthly installments of Basic Rent and the date on which LESSEE'S obligation to pay Basic Rent commenced, (vi) the current monthly installment of Additional Rent for Taxes and LESSOR'S Operating Expenses, (vii) the date to which Basic Rent and Additional Rent have been paid, (viii) the amount of the security deposit or letter of credit, if any, (ix) that all work to be done to the Demised Premises by LESSOR has been completed in accordance with this Lease and has been accepted by LESSEE, except as specifically provided in the estoppel certificate, (x) that no installment of Basic Rent or Additional Rent has been paid more than thirty (30) days in advance, (xi) that LESSEE is not in arrears in the payment of any Basic Rent or Additional Rent, (xii) that, to the best of LESSEE'S knowledge, neither party to this Lease is in default in the keeping, observance or performance of any covenant, agreement, provision or condition contained in this Lease and no event has occurred which, with the giving of notice or the passage of time, or both, would result in a default by either party, except as specifically provided in the estoppel certificate, (xiii) that, to the best of LESSEE'S knowledge, LESSEE has no existing defenses, offsets, liens, claims or credits against the Basic Rent or Additional Rent or against enforcement of this Lease by LESSOR, (xiv) that LESSEE has not been granted any options or rights of first refusal to extend the Term, to lease additional space, to terminate this Lease before the Termination Date or to purchase the Premises, except as specifically provided in this Lease, (xv) that LESSEE has not received any notice of violation of Legal Requirements or Insurance Requirements relating to the Demised Premises or to the Premises, (xvi) that LESSEE has not assigned this Lease or sublet all or any portion of the Demised Premises, (xvii) that no "hazardous substances" or "hazardous wastes" have been generated, manufactured, refined, transported, treated, stored, handled, disposed or spilled on or about the Demised Premises and (xviii) such other reasonable matters as the person or entity requesting the Certificate may request. LESSEE hereby acknowledges and agrees that such statement may be relied upon by any mortgagee, or any prospective purchaser, lessee, sublessee, mortgagee or assignee of any mortgage, of the Demised Premises or any part thereof.

        15.2.    At any time and from time to time upon not less than ten (10) days' prior notice by LESSEE, LESSOR shall execute, acknowledge and deliver to LESSEE a statement (or if LESSOR is a corporation, an authorized officer of LESSOR shall execute, acknowledge and deliver to LESSEE a statement) certifying the following: (i) the Commencement Date, (ii) the Termination Date, (iii) the date(s) of any amendment(s) and/or modification(s) to this Lease, (iv) that this Lease was properly executed and is in full force and effect without amendment or modification, or, alternatively, that this Lease and all amendments and/or modifications thereto have been properly executed and are in full force and effect, (v) the current annual Basic Rent and the current monthly installments of Basic Rent,

(vi) the current monthly installment of Additional Rent for Taxes and LESSOR'S Operating Expenses which LESSEE is then paying, (vii) the date to which Basic Rent and Additional Rent have been paid, (viii) the amount of the security deposit or letter of credit, if any, (ix) that, to the best of LESSOR'S knowledge, neither party to this Lease is in default in the keeping, observance or performance of any covenant, agreement, provision or condition contained in this Lease and no event has occurred which, with the giving of notice or the passage of time, or both, would result in a default by either party, except as specifically provided in the estoppel certificate, and (x) such other reasonable matters as the person or entity requesting the Certificate may request. LESSOR hereby acknowledges and agrees that such statement may be relied upon by any assignee of this Lease or any sublessee of the Demised Premises or any part thereof. Except in connection with an assignment of this Lease or a sublease of the Demised Premises, LESSEE shall not request any such statement from LESSOR more than one (1) time in any twelve (12) month period.

ARTICLE 16
ASSIGNMENT AND SUBLETTING

        16.1.    Except as otherwise expressly provided in this Article 16, LESSEE shall not sell, assign, transfer, hypothecate, mortgage, encumber, grant concessions or licenses, sublet, or otherwise dispose of any interest in this Lease or the Demised Premises, by operation of law or otherwise, without the prior written consent of LESSOR. Any consent granted by LESSOR in any instance shall not be construed to constitute a consent with respect to any other instance or request. If the Demised Premises or any part thereof should be sublet, used, or occupied by anyone other than LESSEE, or if this Lease should be assigned by LESSEE, LESSOR shall have the right to collect rent from the assignee, subtenant, user or occupant, but no such assignment, subletting, use, occupancy or collection shall be deemed a waiver of any of LESSOR'S rights under the provisions of this Section 16.1, a waiver of any of LESSEE'S covenants contained in this Article 16, the acceptance of the assignee, subtenant, user or occupant as tenant, or a release of LESSEE from further performance by LESSEE of LESSEE'S obligations under the Lease.

        16.2.    If LESSEE shall desire to sublet the Demised Premises or to assign this Lease, it shall first submit to LESSOR a written notice ("LESSEE'S Notice") setting forth in reasonable detail:

          (a)  the name and address of the proposed sublessee or assignee;

          (b)  the terms and conditions of the proposed subletting or assignment (including the proposed commencement date of the sublease or the effective date of the assignment, which shall be at least thirty (30) days after LESSEE'S Notice is given);

          (c)  the nature and character of the business of the proposed sublessee or assignee;

          (d)  banking, financial, and other credit information relating to the proposed sublessee or assignee, in reasonably sufficient detail, to enable LESSOR to determine the proposed sublessee's or assignee's financial responsibility; and

          (e)  in the case of a subletting, complete plans and specifications for any and all work to be done in the Demised Premises to be sublet.

        16.3.    Within thirty (30) days after LESSOR'S receipt of LESSEE'S Notice, LESSOR agrees that it shall notify LESSEE whether LESSOR (i) consents to the proposed sublet or assignment, (ii) does not consent to the proposed sublet or assignment, or (iii) elects to exercise its recapture right, as described in Section 16.5. If LESSOR fails to so notify LESSEE within said thirty (30) day period, LESSOR shall be deemed to have not consented to the proposed sublet or assignment. In the event LESSOR does not elect to exercise its recapture right, then LESSOR agrees not to unreasonably withhold its consent to the proposed sublet or assignment.

        16.4.    In addition to the foregoing requirements,

          (a)  no assignment or sublease shall be permitted if, at the effective date of such assignment or sublease, an Event of Default is occurring hereunder; and

          (b)  no assignment or sublease shall be permitted unless LESSEE agrees, at the time of the proposed assignment or sublease and in LESSEE'S Notice, to pay to LESSOR, immediately upon receipt thereof, fifty percent (50%) of all Net Rental Proceeds, of whatever nature, payable by the prospective assignee or sublessee to LESSEE pursuant to such assignment or sublease.

        16.5.    (a) LESSOR shall have the right, to be exercised by giving written notice (the "Recapture Notice") to LESSEE within thirty (30) days after receipt of LESSEE'S Notice, to recapture the space described in LESSEE'S Notice (the "Recapture Space"). The Recapture Notice shall cancel and terminate this Lease with respect to the Recapture Space as of the date stated in LESSEE'S Notice for the commencement of the proposed assignment or sublease as fully and completely as if that date had been herein definitively fixed as the Termination Date, and LESSEE shall surrender possession of the Recapture Space as of such date. Thereafter, the Basic Rent and Additional Rent shall be equitably adjusted based upon the square footage of the Demised Premises then remaining, after deducting the square footage attributable to the Recapture Space.

          (b)  In the event LESSOR elects to exercise its recapture right and the Recaptured Space is less than the entire Demised Premises, then LESSOR, at its sole expense, shall have the right to make any alterations to the Demised Premises required, in LESSOR'S reasonable judgment, to make such Recaptured Space a self-contained rental unit. LESSOR agrees to perform all such work, if any, with as little inconvenience to LESSEE'S business as is reasonably possible; provided, however, LESSOR shall not be required to perform such work after LESSEE'S business hours or on weekends; and provided further, LESSOR shall not be deemed guilty of an eviction, partial eviction, constructive eviction or disturbance of LESSEE'S use or possession of the Demised Premises, and shall not be liable to LESSEE for same.

        16.6.    In addition to the foregoing requirements, any sublease must contain the following provisions:

          (a)  the sublease shall be subject and subordinate to all of the terms and conditions of this Lease;

          (b)  at LESSOR'S option, in the event of cancellation or termination of this Lease for any reason or the surrender of this Lease, whether voluntarily, involuntarily, or by operation of law, prior to the expiration of such sublease, including extensions and renewals of such sublease, the subtenant shall make full and complete attornment to LESSOR for the balance of the term of the sublease. The attornment shall be evidenced by an agreement in form and substance satisfactory to LESSOR which the subtenant shall execute and deliver at any time within five (5) days after request by LESSOR or its successors and assigns;

          (c)  the term of the sublease shall not extend beyond a date which is one day prior to the Termination Date;

          (d)  no subtenant shall be permitted to further sublet all or any portion of the subleased space or to assign its sublease without LESSOR'S prior written consent; and

          (e)  the subtenant shall waive the provisions of any law now or subsequently in effect which may give the subtenant any right of election to terminate the sublease or to surrender possession of the space subleased in the event that any proceeding is brought by LESSOR to terminate this Lease.

        16.7.    (a) Each of the following events shall be deemed to constitute an assignment of this Lease and each shall require the prior written consent of LESSOR:

              (i)  any assignment or transfer of this Lease by operation of law; or

            (ii)  any hypothecation, pledge, or collateral assignment of this Lease; or

            (iii)  any involuntary assignment or transfer of this Lease in connection with bankruptcy, insolvency, receivership, or similar proceeding; or

            (iv)  any assignment, transfer, disposition, sale or acquisition of a controlling interest in LESSEE to or by any person, entity, or group of related persons or affiliated entities, whether in a single transaction or in a series of related or unrelated transactions; or

            (v)  any issuance of an interest or interests in LESSEE (whether stock, partnership interests, or otherwise) to any person, entity, or group of related persons or affiliated entities, whether in a single transaction or in a series of related or unrelated transactions, which results in such person, entity, or group holding a controlling interest in LESSEE. For purposes of the immediately foregoing, a "controlling interest" of LESSEE shall mean 50% or more of the aggregate issued and outstanding equitable interests (whether stock, partnership interests, or otherwise) of LESSEE.

          (b)  (i) Notwithstanding anything to the contrary contained in this Lease, LESSEE may, without LESSOR'S prior consent, but upon not less than fifteen (15) days' prior notice to LESSOR, assign this Lease to, or sublet all or part of the Demised Premises to, any corporation or other business entity which controls, is controlled by, or is under common control with LESSEE (herein referred to as a "related corporation"), subject, however, to compliance with LESSEE'S obligations under this Lease, provided that (x) such related corporation's use is consistent with the uses permitted under this Lease, and (y) prior to such assignment or subletting, LESSEE furnishes LESSOR with the name of any such related corporation and a written certification from a duly authorized officer of LESSEE certifying to LESSOR that such assignee or subtenant is a related corporation of LESSEE. From time to time during such assignment or subletting, upon written request by LESSOR, a duly authorized officer of LESSEE shall certify in writing to LESSOR, and shall substantiate by reasonable evidence, that such assignee or subtenant continues to be a related corporation of LESSEE. LESSEE hereby acknowledges and agrees that an assignment of this Lease shall be deemed to have occurred at such time as such assignee or subtenant ceases to be a related corporation of LESSEE, and that such assignment shall be subject to all the provisions of this Article 16 (including, without limitation, the obligation to obtain LESSOR'S prior written consent). Any assignment or subletting by a related corporation of LESSEE shall not be deemed to relieve, release, impair or discharge any of LESSEE'S obligations hereunder. For the purposes hereof, "control" shall be deemed to mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation or other business entity, through the ownership of voting securities, by contract, or otherwise.

            (ii)  Notwithstanding anything to the contrary contained in this Lease, LESSEE may, without LESSOR'S prior consent, but upon not less than fifteen (15) days' prior notice to LESSOR, assign this Lease and the leasehold estate hereby created to a successor corporation of LESSEE (as hereinafter defined). A "successor corporation," as used in this subsection, shall mean (x) a corporation or other business entity which is the surviving entity resulting from a merger or consolidation with, or other reorganization of, LESSEE, its successors or assigns, completed in accordance with applicable statutory provisions for the merger, consolidation or reorganization, provided that by operation of law or by effective provisions contained in the instruments of merger, consolidation or reorganization, the liabilities of the corporations or other business entities participating in such merger, consolidation or reorganization are assumed by the corporation or other business entity surviving such merger, consolidation or reorganization, or (y) a corporation or other business entity acquiring all or substantially all of the assets of LESSEE, including the leasehold estate created by this Lease, and assuming the obligations of LESSEE under this Lease, or (z) a corporation or other business entity acquiring all or substantially all of the outstanding stock or other ownership interest of LESSEE; provided that such merger, consolidation, reorganization or acquisition, whichever the case may be, is not principally for the purpose of transferring the leasehold estate created hereby; and provided further that immediately after giving effect to any such merger, consolidation, reorganization or acquisition, whichever the case may be, the corporation or other business entity surviving such merger or created by such consolidation or reorganization, or acquiring such assets or such stock, as the case may be, shall have a net worth (excluding any amounts attributable to good will) which is equal to or greater than the Minimum Net Worth Amount (as hereinafter defined). The "Minimum Net Worth Amount" as used herein means $20,000,000.00; provided, however, that such amount shall be automatically increased as of each anniversary of the Delivery Date by a percentage equal to the percentage increase in the Index over the immediately preceding annual period.

            (iii)  All provisions of this Article 16 shall be applicable to any assignment or sublease pursuant to this Section 16.7(b) other than the provisions of Sections 16.1, 16.3, 16.4(b), 16.5 and 16.11.

        16.8.    It is a further condition to the effectiveness of any assignment otherwise complying with this Article 16 that the assignee execute, acknowledge, and deliver to LESSOR an agreement in form and substance satisfactory to LESSOR whereby the assignee assumes all of the obligations of LESSEE under this Lease and agrees that the provisions of this Article 16 shall continue to be binding upon it with respect to all future assignments and deemed assignments of this Lease.

        16.9.    No assignment of this Lease nor any sublease of all or any portion of the Demised Premises shall release or discharge LESSEE from any liability, whether past, present, or future, under this Lease and LESSEE shall continue to remain primarily liable under this Lease.

        16.10.    LESSEE shall be responsible for obtaining all permits and approvals required by any governmental or quasi-governmental agency in connection with any assignment of this Lease or any subletting of the Demised Premises, and LESSEE shall deliver copies of these documents to LESSOR prior to the commencement of any work, if work is to be done. LESSEE is also responsible for and is required to reimburse LESSOR for all fees, costs and expenses, including, but not limited to, reasonable attorneys' fees and disbursements, which LESSOR incurs in reviewing any proposed assignment of this Lease, any proposed sublease of the Demised Premises, and any permits, approvals, and applications for construction within the Demised Premises.

        16.11.    If LESSOR consents to any proposed assignment or sublease and LESSEE fails to consummate the assignment or sublease to which LESSOR consented within ninety (90) days after the giving of such consent, LESSEE shall be required again to comply with all of the provisions and conditions of this Article 16 before assigning this Lease or subletting the Demised Premises. If LESSEE consummates the assignment or sublease to which LESSOR consented within said ninety (90) day period, LESSEE agrees that it shall deliver to LESSOR a fully executed, duplicate original counterpart of the assignment or sublease agreement within ten (10) days of the date of execution of such item.

        16.12.    LESSEE agrees that under no circumstances shall LESSOR be liable in damages or subject to liability by reason of LESSOR'S failure or refusal to grant its consent to any proposed assignment of this Lease or subletting of the Demised Premises.

        16.13.    If LESSOR withholds its consent of any proposed assignment or sublease, LESSEE shall defend, indemnify, and hold LESSOR harmless from and reimburse LESSOR for all liability, damages, costs, fees, expenses, penalties, and charges (including, but not limited to, reasonable attorneys' fees and disbursements) arising out of any claims that may be made against LESSOR by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

        16.14.    Notwithstanding anything to the contrary contained in this Lease, in the event that this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to LESSOR, shall be and remain the exclusive property of LESSOR and shall not constitute property of LESSEE or of the estate of LESSEE within the meaning of the Bankruptcy Code. Any and all monies or other consideration constituting LESSOR'S property under the preceding sentence not paid or delivered to LESSOR shall be held in trust for the benefit of LESSOR and be promptly paid to or turned over to LESSOR.

ARTICLE 17
CASUALTY

        17.1.    If there is any damage to or destruction of the Demised Premises, LESSEE shall promptly give notice thereof to LESSOR, describing the nature and extent thereof.

        17.2.    If the Demised Premises are damaged, but no portion thereof is rendered untenantable, and this Lease is not terminated pursuant to Section 17.4, 17.5 or 17.6 hereof, LESSOR shall, at its own expense, cause Restoration to be completed as soon as reasonably practicable but in no event later than ninety (90) days from the occurrence, subject to any Excusable Delays, and the Basic Rent and Additional Rent shall not abate.

        17.3.    If the Demised Premises are damaged or destroyed and are rendered partially or wholly untenantable, and this Lease is not terminated pursuant to Section 17.4, 17.5 or 17.6 hereof, LESSOR shall, at its own expense, cause Restoration to be completed as soon as reasonably practicable but in no event later than three hundred sixty five (365) days from the occurrence, subject to any Excusable Delays, and the Basic Rent and Additional Rent shall be equitably abated.

        17.4.    Without limiting LESSOR'S termination right under Section 17.5, if thirty percent (30%) or more of the Demised Premises is damaged or destroyed, LESSOR, in lieu of Restoration, may elect to terminate this Lease, provided that notice of such termination shall be sent to LESSEE within sixty (60) days after the occurrence of such casualty. If LESSOR exercises its right to terminate this Lease, this Lease shall cease, terminate and expire, and all Basic Rent and Additional Rent shall be prorated, as of the date of such damage or destruction.

        17.5    (a) If the Demised Premises are damaged or destroyed and, in the reasonable opinion of LESSOR, more than three hundred sixty five (365) days are necessary to complete Restoration, then LESSOR or LESSEE may elect to terminate this Lease provided notice of such termination shall be sent to the other party within sixty (60) days after the occurrence of such casualty.

          (b)  If, during the final year of the Term more than twenty percent (20%) of the square footage of the Building is rendered partially or wholly untenantable, then LESSOR may elect to terminate this Lease provided notice of such termination shall be sent to LESSEE within sixty (60) days after the occurrence of such casualty.

          (c)  If either party exercises its right to terminate this Lease pursuant to this Section 17.5, this Lease shall cease, terminate and expire, and all Basic Rent and Additional Rent shall be prorated, as of the date of such damage or destruction.

        17.6.    In the event the holder of an Underlying Encumbrance elects to retain the Net Award, LESSOR shall have the right to terminate this Lease provided notice of such termination shall be sent to LESSEE within sixty (60) days after the date on which the holder of the Underlying Encumbrance notifies LESSOR that it has elected to retain the Net Award. If LESSOR exercises its right to terminate this Lease, this Lease shall cease, terminate and expire, and all Basic Rent and Additional Rent shall be prorated, as of the date of such damage or destruction.

ARTICLE 18
CONDEMNATION

        18.1.    LESSEE hereby irrevocably assigns to LESSOR any award or payment to which LESSEE becomes entitled by reason of any Taking of all or any part of the Demised Premises, whether the same shall be paid or payable in respect of LESSEE'S leasehold interest hereunder or otherwise, except that LESSEE shall be entitled to any award or payment for the Taking of LESSEE'S trade fixtures or personal property or for loss of business, relocation or moving expenses provided the amount of the Net Award payable to LESSOR with respect to the fee interest is not diminished. All amounts payable pursuant to any agreement with any condemning authority which have been made in settlement of or under threat of any condemnation or other eminent domain proceeding shall be deemed to be an award made in such proceeding. LESSEE agrees that this Lease shall control the rights of LESSOR and LESSEE in any Net Award and any contrary provision of any present or future law is hereby waived.

        18.2.    In the event of a Taking of the whole of the Demised Premises, then the Term shall cease and terminate as of the date when possession is taken by the condemning authority and all Basic Rent and Additional Rent shall be paid up to that date.

        18.3.    In the event of a Taking of any portion of the Demised Premises or any of the Parking Spaces on the Premises (unless, within a reasonable period of time after such Taking, LESSOR is able to provide other parking spaces in a location which is reasonably convenient to LESSEE), then, if LESSEE shall determine in good faith and certify to LESSOR that the Taking of the Demised Premises or the applicable portion thereof or the Parking Spaces will have a permanent, material adverse affect on LESSEE'S operations at the Demised Premises, LESSEE may at any time either prior to or within a period of sixty (60) days after the date when possession of such premises shall be required by the condemning authority, elect to terminate this Lease. In the event that LESSEE shall fail to exercise any such option to terminate this Lease, or in the event of a Taking of the Demised Premises under circumstances under which LESSEE will have no such option, then, and in either of such events, LESSOR shall, subject to the provisions of Section 18.4. cause Restoration to be completed as soon as reasonably practicable, but in no case later than ninety (90) days after the date the condemning authority takes possession of such portion of the Demised Premises, subject to any Excusable Delays, and the Basic Rent and Additional Rent thereafter payable during the Term shall be equitably prorated based upon the square foot area of the Demised Premises and/or of the Building actually taken.

        18.4.    If (a) the Net Award is inadequate to complete Restoration of the Building, or (b) in the case of a Taking of thirty percent (30%) or more of the Demised Premises, LESSEE has not elected to terminate this Lease pursuant to Section 18.3 hereof, then LESSOR may elect either to complete such Restoration or terminate this Lease by giving notice to LESSEE within sixty (60) days after (x) the amount of the Net Award is ascertained or (y) the expiration of the sixty (60) day period within which LESSEE may terminate this Lease (as described in Section 18.3 hereof), whichever the case may be. In such event, all Basic Rent and Additional Rent shall be apportioned as of the date the condemning authority actually takes possession of the Demised Premises.

ARTICLE 19
EVENTS OF DEFAULT

        19.1.    Any of the following occurrences, conditions or acts shall constitute an "Event of Default" under this Lease:

          (a)  If LESSEE shall default in making payment when due of any Basic Rent or Additional Rent, and such default shall continue for five (5) days; provided, however, LESSEE shall be entitled to two (2) notices of such failure in any twelve (12) month period during the Term and, with respect to the two (2) failures for which LESSEE received said required notices, an Event of Default shall be deemed to have occurred only if the applicable failure continues for a period of five (5) days after the giving of the required notice; and provided, further, with respect to any failure during such twelve (12) month period which occurs after the giving of the second (2nd) required notice, LESSOR shall not be obligated to give, and LESSEE shall not be entitled to receive, a notice, and an Event of Default shall be deemed to have occurred following the expiration of said five (5) day grace period; or

          (b)  any failure by LESSEE to deliver the letter of credit in accordance with Section 28.1(a) hereof; or

          (c)  if the Demised Premises shall be abandoned by LESSEE for a period of thirty (30) consecutive days; or

          (d)  if LESSEE shall file a petition in bankruptcy pursuant to the Bankruptcy Code or under any similar federal or state law, or shall be adjudicated a bankrupt or become insolvent, or shall commit any act of bankruptcy as defined in any such law, or shall take any action in furtherance of any of the foregoing; or

          (e)  if a petition or answer shall be filed proposing the adjudication of LESSEE as a bankrupt pursuant to the Bankruptcy Code or any similar federal or state law, and (i) LESSEE shall consent to the filing thereof, or (ii) such petition or answer shall not be discharged or denied within sixty (60) days after the filing thereof; or

          (f)    if a receiver, trustee or liquidator (or other similar official) of LESSEE or of all or substantially all of its business or assets or of the estate or interest of LESSEE in the Demised Premises shall be appointed and shall not be discharged within sixty (60) days thereafter or if LESSEE shall consent to or acquiesce in such appointment; or

          (g)  if the estate or interest of LESSEE in the Demised Premises shall be levied upon or attached in any proceeding and such process shall not be vacated or discharged within sixty (60) days after such levy or attachment; or

          (h)  if LESSEE shall use or suffer or permit the use of the Demised Premises or any part thereof for any purpose other than expressly specified in Section 8.1; or

          (i)    if LESSEE fails to comply with any of the provisions of Article 11, and such default shall continue for ten (10) days after LESSOR shall have given notice to LESSEE specifying such default and demanding that the same be cured; or

          (j)    if LESSEE fails to discharge any Lien within the time period set forth in Article 12; or

          (k)  if LESSEE fails to deliver to LESSOR the insurance certificates required by Article 14 within the time periods set forth in Section 14.3, and such default shall continue for five (5) days after LESSOR shall have given notice to LESSEE specifying such default and demanding that the same be cured; or

          (l)    if LESSEE fails to deliver to LESSOR the estoppel certificate required by Article 15 within the time period set forth therein, and such default shall continue for five (5) days after LESSOR shall have given notice to LESSEE specifying such default and demanding that the same be cured; or

          (m)  if LESSEE assigns this Lease or sublets all or any portion of the Demised Premises without complying with all the provisions of Article 16; or

          (n)  if LESSEE fails to deliver to LESSOR the subordination agreement required by Section 23.l within the time period set forth therein, and such default shall continue for five (5) days after LESSOR shall have given notice to LESSEE specifying such default and demanding that the same be cured; or

          (o)  if LESSEE fails to comply with any Legal or Insurance Requirement, and such failure continues for a period of ten (10) days after LESSOR shall have given notice to LESSEE specifying such default and demanding that the same be cured; or

          (p)  if LESSEE shall default in the observance or performance of any provision of this Lease other than those provisions contemplated by clause (i) through (o), inclusive, of this Section 19.1, and such default shall continue for thirty (30) days after LESSOR shall have given notice to LESSEE specifying such default and demanding that the same be cured (unless such default cannot be cured by the payment of money and cannot with due diligence be wholly cured within such period of thirty (30) days, in which case LESSEE shall have such longer period as shall be necessary to cure the default, so long as LESSEE proceeds promptly to cure the same within such thirty (30) day period, prosecutes the cure to completion with due diligence and advises LESSOR from time to time, upon LESSOR'S request, of the actions which LESSEE is taking and the progress being made).

ARTICLE 20
CONDITIONAL LIMITATIONS; REMEDIES

        20.1.    This Lease and the Term and estate hereby granted are subject to the limitation that whenever an Event of Default shall have happened and be continuing, LESSOR shall have the right, at its election, then or thereafter while any such Event of Default shall continue and notwithstanding the fact that LESSOR may have some other remedy hereunder or at law or in equity, to give LESSEE written notice of LESSOR'S intention to terminate this Lease on a date specified in such notice, which date shall be not less than five (5) days after the giving of such notice, and upon the date so specified, this Lease and the estate hereby granted shall expire and terminate with the same force and effect as if the date specified in such notice were the date hereinbefore fixed for the expiration of this Lease, and all right of LESSEE hereunder shall expire and terminate, and LESSEE shall be liable as hereinafter in this Article 20 provided. If any such notice is given, LESSOR shall have, on such date so specified, the right of re-entry and possession of the Demised Premises and the right to remove all persons and property therefrom and to store such property in a warehouse or elsewhere at the risk and expense, and for the account, of LESSEE. Should LESSOR elect to re-enter as herein provided or should LESSOR take possession pursuant to legal proceedings or pursuant to any notice provided for by law, LESSOR may from time to time re-let the Demised Premises or any part thereof for such term or terms and at such rental or rentals and upon such terms and conditions as LESSOR may deem advisable, with the right to make alterations in and repairs to the Demised Premises.

        20.2.    In the event of any termination of this Lease as in this Article 20 provided or as required or permitted by law, LESSEE shall forthwith quit and surrender the Demised Premises to LESSOR, and LESSOR may, without further notice, enter upon, re-enter, possess and repossess the same by summary proceedings, ejectment or otherwise, and again have, repossess and enjoy the same as if this Lease had not been made, and in any such event LESSEE and no person claiming through or under LESSEE by virtue of any law or an order of any court shall be entitled to possession or to remain in possession of the Demised Premises but shall forthwith quit and surrender the Demised Premises, and LESSOR at its option shall forthwith, notwithstanding any other provision of this Lease, be entitled to recover from LESSEE, as and for damages, the sum of:

          (a)  all Basic Rent, Additional Rent and other amounts payable by LESSEE hereunder then due or accrued and unpaid, and

          (b)  for loss of the bargain, an amount equal to the aggregate of all unpaid Basic Rent and Additional Rent which would have been payable if this Lease had not been terminated prior to the end of the Term then in effect, less the then fair market rental value of the Demised Premises for such period (taking into consideration any reasonable reletting period and deducting therefrom any costs and expenses which LESSOR would reasonably incur in connection therewith), discounted to its then present value in accordance with accepted financial practice using a rate equal to seven percent (7%) per annum; and

          (c)  all other damages and expenses (including attorneys' fees and expenses), which LESSOR shall have sustained by reason of the breach of any provision of this Lease.

        20.3.    Nothing herein contained shall limit or prejudice the right of LESSOR, in any bankruptcy or insolvency proceeding, to prove for and obtain as damages by reason of such termination an amount equal to the maximum allowed by any bankruptcy or insolvency proceedings, or to prove for and obtain as damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law whether such amount shall be greater or less than the excess referred to above.

        20.4.    In the event that LESSEE should abandon the Demised Premises, LESSOR may, at its option and for so long as LESSOR does not terminate LESSEE'S right to possession of the Demised Premises, enforce all of its rights and remedies under this Lease, including the right to recover all Basic Rent, Additional Rent and other payments as they become due hereunder. Additionally, LESSOR shall be entitled to recover from LESSEE all costs of maintenance and preservation of the Demised Premises, and all costs, including attorneys' and receiver's fees, incurred in connection with the appointment of or performance by a receiver to protect the Demised Premises and LESSOR'S interest under this Lease.

        20.5.    Nothing herein shall be deemed to affect the right of LESSOR to indemnification pursuant to Section 9.1 of this Lease.

        20.6.    At the request of LESSOR upon the occurrence of an Event of Default, LESSEE will quit and surrender the Demised Premises to LESSOR or its agents, and LESSOR may without further notice enter upon, re-enter and repossess the Demised Premises by summary proceedings, ejectment or otherwise. The words "enter", "re-enter", and "re-entry" are not restricted to their technical legal meanings.

        20.7.    If either LESSOR or LESSEE shall be in default in the observance or performance of any provision of this Lease, and an action shall be brought for the enforcement thereof in which it shall be determined that said party was in default, the defaulting party shall pay to the non-defaulting party all reasonable fees, costs and other expenses incurred by the non-defaulting party in connection therewith, including reasonable attorneys' fees and expenses. In the event it is determined that said party was not in default, then the party alleging said default shall pay to the other party all the aforesaid reasonable fees, costs and expenses incurred by said party.

        20.8.    If LESSEE shall default in the keeping, observance or performance of any covenant, agreement, term, provision or condition herein contained, LESSOR, without thereby waiving such default, may perform the same for the account and at the expense of LESSEE (a) immediately or at any time thereafter and without notice in the case of emergency or in case such default will result in a violation of any Legal or Insurance Requirement, or in the imposition of any Lien against all or any portion of the Premises and (b) in any other case if such default continues after thirty (30) days from the date of the giving by LESSOR to LESSEE of notice of LESSOR'S intention so to perform the same. All costs and expenses incurred by LESSOR in connection with any such performance by it for the account of LESSEE shall be paid by LESSEE to LESSOR upon demand.

        20.9.    Except as otherwise provided in this Article 20, no right or remedy herein conferred upon or reserved to LESSOR or LESSEE is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other legal or equitable right or remedy given hereunder, or now or hereafter existing. No waiver by LESSOR or LESSEE of any provision of this Lease shall be deemed to have been made unless expressly so made in writing. LESSOR and LESSEE shall be entitled, to the extent permitted by law, to injunctive relief in case of the violation, or attempted or threatened violation, of any provision of this Lease, or to a decree compelling observance or performance of any provision of this Lease, or to any other legal or equitable remedy.

ARTICLE 21
ACCESS; RESERVATION OF EASEMENTS

        21.1.    LESSOR and LESSOR'S agents and representatives shall have the right to enter into or upon the Demised Premises, or any part thereof, at all reasonable hours for the following purposes: (1) examining the Demised Premises; (2) making such repairs or alterations therein as may be necessary in LESSOR'S sole judgment for the safety and preservation of the Building or the Demised Premises; (3) erecting, maintaining, repairing or replacing wires, cables, ducts, pipes, conduits, vents or plumbing equipment running in, to or through the Demised Premises; (4) showing the Demised Premises to prospective new tenants during the last nine (9) months of the Term; or (5) showing the Demised Premises during the Term to any mortgagees or prospective purchasers of the Premises. LESSOR shall give LESSEE three (3) business days prior written notice before commencing any non-emergency repair or alteration.

        21.2.    LESSOR may enter upon the Demised Premises at any time in case of emergency without prior notice to LESSEE.

        21.3.    LESSOR, in exercising any of its rights under this Article 21, shall not be deemed guilty of an eviction, partial eviction, constructive eviction or disturbance of LESSEE'S use or possession of the Demised Premises and shall not be liable to LESSEE for same.

        21.4.    All work performed by or on behalf of LESSOR in or on the Demised Premises pursuant to this Article 21 shall be performed with as little inconvenience to LESSEE'S business as is reasonably possible.

        21.5.    LESSEE shall not change any locks or install any additional locks on doors entering into the Demised Premises without immediately giving to LESSOR a copy of any such lock key. If in an emergency LESSOR is unable to gain entry to the Demised Premises by unlocking entry doors thereto, LESSOR may force or otherwise enter the Demised Premises, without liability to LESSEE for any damage resulting directly or indirectly therefrom. LESSEE shall be responsible for all damages created or caused by its failure to give LESSOR a copy of any key to any lock installed by LESSEE controlling entry to the Demised Premises.

        21.6.    LESSOR reserves the right, from time to time, to make changes, alterations, additions, improvements, repairs or replacements in or to (i) those portions of the Demised Premises which

LESSOR is obligated to maintain and repair pursuant to the provisions of Section 7.3, and (ii) the other portions of the Demised Premises and to the fixtures and equipment thereof as LESSOR may reasonably deem necessary to comply with any applicable Legal Requirements and/or to correct any unsafe condition; provided, however, that there be no unreasonable obstruction of the means of access to the Demised Premises or unreasonable interference with LESSEE'S use of the Demised Premises and the usable square foot area of the Demised Premises is not unreasonably affected thereby. Nothing contained in this Article shall be deemed to relieve LESSEE of any duty, obligation or liability of LESSEE with respect to making any repair, replacement or improvement or complying with any applicable Legal Requirement.

ARTICLE 22
ACCORD AND SATISFACTION

        The receipt by LESSOR of any installment of Basic Rent or of any Additional Rent with knowledge of a default by LESSEE under the terms and conditions of this Lease shall not be deemed a waiver of such default. No payment by LESSEE or receipt by LESSOR of a lesser amount than the rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and LESSOR may accept such check or payment without prejudice to LESSOR'S right to recover the balance of such rent or pursue any other remedy in this Lease provided.

ARTICLE 23
SUBORDINATION

        23.1.    (a) Subject to the provisions of Section 23.1(b), this Lease and the term and estate hereby granted are and shall be subject and subordinate to the lien of each mortgage which may now or at any time hereafter affect all or any portion of the Premises or LESSOR'S interest therein and to all ground leases which may now or at any time hereafter affect all or any portion of the Premises (any such mortgage or ground lease being herein called an "Underlying Encumbrance"). The foregoing provisions for the subordination of this Lease and the term and estate hereby granted to an Underlying Encumbrance shall be self-operative and no further instrument shall be required to effect any such subordination; provided, however, at any time and from time to time, upon not less than fifteen (15) days' prior notice by LESSOR, LESSEE shall execute, acknowledge and deliver to LESSOR any and all commercially reasonable instruments that may be necessary or proper to effect such subordination or to confirm or evidence the same.

          (b)  Notwithstanding anything to the contrary contained in this Article 23, the subordination of this Lease to any Underlying Encumbrance shall be conditioned upon LESSOR obtaining a non-disturbance agreement (duly executed and acknowledged) from the holder of the Underlying Encumbrance. Said non-disturbance agreement shall be in such holder's standard form of agreement, which shall be commercially reasonable, and shall provide, in part, that this Lease and LESSEE'S rights, options and privileges hereunder shall not be disturbed during the Term of this Lease so long as there is no Event of Default. LESSEE acknowledges and agrees that simultaneously herewith it has entered into a non-disturbance agreement with the holder of the existing Underlying Encumbrance, which agreement satisfies the requirements of this Section 23.1(b).

        23.2.    If all or any portion of LESSOR'S estate in the Premises shall be sold or conveyed to any person, firm or corporation upon the exercise of any remedy provided for in any mortgage or by law or equity, such person, firm or corporation and each person, firm or corporation thereafter succeeding to its interest in the Premises (a) shall not be liable for any act or omission of LESSOR under this Lease occurring prior to such sale or conveyance, (b) shall not be subject to any offset, defense or counterclaim accruing prior to such sale or conveyance, (c) shall not be bound by any payment prior to such sale or conveyance of Basic Rent, Additional Rent or other payments for more than one month in advance (except prepayments in the nature of security for the performance by LESSEE of its obligations hereunder), and (d) shall be liable for the keeping, observance and performance of the other covenants, agreements, terms, provisions and conditions to be kept, observed and performed by LESSOR under this Lease only during the period such person, firm or corporation shall hold such interest.

        23.3.    In the event of an act or omission by LESSOR which would give LESSEE the right to terminate this Lease or to claim a partial or total eviction, LESSEE will not exercise any such right until it has given written notice of such act or omission, or, in the case of the Demised Premises or any part thereof becoming untenantable as the result of damage from fire or other casualty, written notice of the occurrence of such damage, to the holder of any Underlying Encumbrance whose name and address shall previously have been furnished to LESSEE in writing, by delivering such notice of such act, omission or damage addressed to such holder at said address or if such holder hereafter furnishes another address to LESSEE in writing at the last address of such holder so furnished to LESSEE, and, unless otherwise provided herein, until a reasonable period for remedying such act, omission or damage shall have elapsed following such giving of such notice, provided any such holder, with reasonable diligence, shall, following the giving of such notice, have commenced and continued to remedy such act, omission or damage or to cause the same to be remedied.

        23.4.    If, in connection with obtaining financing for the Premises or refinancing any mortgage encumbering the Premises, the prospective lender requests reasonable modifications to this Lease as a condition precedent to such financing or refinancing, then LESSEE hereby covenants and agrees not to unreasonably withhold, delay or condition its consent to such modifications, provided such modifications do not increase the Basic Rent or Additional Rent, do not increase the security deposit, do not reduce the length of the Term, do not affect the extension options, do not materially and adversely affect, in LESSEE'S reasonable judgement, the leasehold interest created by this Lease, do not materially and adversely affect the manner in which LESSEE'S operations are conducted at the Demised Premises, and do not, in LESSEE'S reasonable judgment, result in any additional monetary obligation of LESSEE or any other additional material obligation or liability of LESSEE or otherwise adversely affect LESSEE'S rights or obligations hereunder.

ARTICLE 24
LESSEE'S REMOVAL

        24.1.    Upon the expiration or earlier termination of this Lease, LESSEE shall surrender the Demised Premises to LESSOR in the condition same is required to be maintained under Article 7 of this Lease and broom clean. Any personal property which shall remain in any part of the Demised Premises after the expiration or earlier termination of this Lease shall be deemed to have been abandoned, and either may be retained by LESSOR as its property or may be disposed of in such manner as LESSOR may see fit; provided, however, that, notwithstanding the foregoing, LESSEE will, upon request of LESSOR made not later than thirty (30) days after the expiration or earlier termination of this Lease, promptly remove from the Demised Premises any such personal property.

        24.2.    If, at any time during the last three (3) months of the Term, LESSEE shall not occupy any part of the Demised Premises in connection with the conduct of its business, LESSOR may elect, at its option, to enter such part of the Demised Premises to alter and/or redecorate such part of the Demised Premises, and LESSEE hereby irrevocably grants to LESSOR a license to enter such part of the Demised Premises in connection with such alterations and/or redecorations. LESSOR'S exercise of such right shall not relieve LESSEE from any of its obligation under this Lease.

        24.3.    If LESSEE holds over possession of the Demised Premises beyond the Termination Date, such holding over shall not be deemed to extend the Term or renew this Lease but such holding over shall continue upon the terms, covenants and conditions of this Lease except that LESSEE agrees that the charge for use and occupancy of the Demised Premises for each calendar month or portion thereof (even if such part shall be one (1) day) (i) during the initial ninety (90) days of any such hold over period shall be a liquidated sum equal to one twelfth (1/12) of the Basic Rent and Additional Rent required to be paid by LESSEE during the calendar year preceding the Termination Date, and (ii) during all periods of the hold over after such initial ninety (90) day period shall be a liquidated sum equal to one twelfth (1/12) of the greater of (A) two (2) times the then fair market annual rental value of the Demised Premises, as reasonably determined by LESSOR, or (B) the sum of (x) two (2) times the Basic Rent required to be paid by LESSEE during the calendar year preceding the Termination Date plus (y) the Additional Rent required to be paid by LESSEE during such preceding calendar year. Notwithstanding the foregoing, if LESSOR notifies LESSEE in writing either prior to or after the Termination Date that LESSOR has entered into a lease or a letter of intent to lease the Demised Premises or any portion thereof to any third party, then, as of the thirtieth (30th) day after LESSEE'S receipt of such notice, the holdover charge set forth in clause (i) of the preceding sentence with respect to the initial ninety (90) days of any holdover shall not be applicable, and, instead, the holdover charge for all periods of the holdover (including that portion of the initial ninety (90) days occurring from and after the 30th day after LESSEE receives such notice) shall be determined in the manner set forth in clause (ii). The parties recognize and agree that the damage to LESSOR resulting from any failure by LESSEE to timely surrender possession of the Demised Premises will be extremely substantial, will exceed the amount of the monthly Basic Rent and Additional Rent payable hereunder and will be impossible to accurately measure. If the Demised Premises are not surrendered upon the expiration of this Lease, LESSEE shall indemnify, defend and hold harmless LESSOR against any and all losses and liabilities resulting therefrom, including, without limitation, any claims made by any succeeding tenant founded upon such delay, so long as LESSOR has notified LESSEE that LESSOR has executed a lease or other occupancy agreement for all or any portion of the Demised Premises. Nothing contained in this Lease shall be construed as a consent by LESSOR to the occupancy or possession by LESSEE of the Demised Premises beyond the Termination Date, and LESSOR, upon said Termination Date, shall be entitled to the benefit of all legal remedies that now may be in force or may be hereafter enacted relating to the immediate repossession of the Demised Premises. The provisions of this Article shall survive the expiration or sooner termination of this Lease.

ARTICLE 25
BROKERS

        25.1.    LESSEE represents to LESSOR that LESSEE has not dealt with any real estate broker or sales representative in connection with this transaction other than Lee & Associates-Ontario, Inc. and Eric Bram & Company (collectively, the "Brokers"). LESSEE agrees to indemnify and hold harmless LESSOR, LESSOR'S managing agent, and the respective directors, officers, employees and partners of the foregoing entities, or of any partner of the foregoing entities, from and against any threatened or asserted claims, liabilities, losses or judgments (including reasonable attorneys' fees and disbursements) by any real estate broker or sales representative (other than the Brokers) arising out of or in connection with a breach of the foregoing representation by LESSEE. The provisions of this Section 25.1 shall survive the expiration or sooner termination of this Lease.

        25.2.    (a) LESSOR represents to LESSEE that LESSOR has not dealt with any real estate broker or sales representative in connection with this transaction other than the Brokers. LESSOR agrees to indemnify and hold harmless LESSEE and its directors, officers and employees, from and against any threatened or asserted claims, liabilities, losses or judgments (including reasonable attorneys' fees and disbursements) by any real estate broker or sales representative (other than the Brokers) arising out of or in connection with a breach of the foregoing representation by LESSOR.

          (b)  LESSOR agrees to pay a commission to the Brokers pursuant to a separate agreement.

          (c)  The provisions of this Section 25.2 shall survive the expiration or sooner termination of this Lease.

ARTICLE 26
NOTICES

        All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given hereunder shall be in writing and shall be delivered by (a) certified mail, postage prepaid, or (b) a nationally recognized overnight delivery service (such as Federal Express), addressed as follows:

        To LESSOR:

  South Middlesex Development Company, LLC
  c/o Matrix Realty, Inc.
  Forsgate Drive
  CN 4000
  Cranbury, New Jersey 08512
  Attention: Joseph S. Taylor

        with a copy to:

  South Middlesex Development Company, LLC
  c/o Matrix Realty, Inc.
  Forsgate Drive
  CN 4000
  Cranbury, New Jersey 08512
  Attention: Alec Taylor

        To LESSEE:

  Petco Animal Supplies, Inc.
  9125 Rehco Road
  San Diego, California 92121
  Attention: Property Manager

        with a copy to:

  Petco Animal Supplies, Inc.
  9125 Rehco Road
  San Diego, California 92121
  Attention: Vice President Real Estate

The foregoing addresses may be changed or supplemented by written notice given as above provided. Any such notice sent by mail shall be deemed to have been received by the addressee on the third business day after posting in the United States mail, or, if transmitted by overnight delivery service, on the first business day after transmittal. Counsel for a party may give notice to the other party with the same effect as if given by a party.

ARTICLE 27
NATURE OF LESSOR'S OBLIGATIONS

        Anything in the Lease to the contrary notwithstanding, no recourse or relief shall be had under any rule of law, statute or constitution or by any enforcement of any assessments or penalties, or otherwise or based on or in respect of this Lease (whether by breach of any obligation, monetary or non-monetary), against LESSOR, it being expressly understood that all obligations of LESSOR under or relating to this Lease are solely obligations payable out of the Premises and are compensable solely therefrom. It is expressly understood that all such liability is and is being expressly waived and released as a condition of and as a condition for the execution of this Lease, and LESSEE expressly waives and releases all such liability as a condition of, and as a consideration for, the execution of this Lease by LESSOR.

ARTICLE 28
SECURITY DEPOSIT

        28.1    (a) Within five (5) days after the date of this Lease, LESSEE shall deliver to LESSOR a one (1) year, irrevocable, unconditional letter of credit for the benefit of LESSOR in the amount of $391,565.25, issued by an Acceptable Issuer (as hereinafter defined) and containing (i) an "evergreen clause" providing that it shall automatically renew as of its initial and each subsequent expiry date unless the issuing bank gives LESSOR written notice of the non-renewal at least sixty (60) days prior to the then applicable expiry date, and (ii) a provision obligating the issuing bank to issue a new letter of credit, without charge, to any assignee of LESSOR'S interest under the Lease, and (iii) a provision stating that the letter of credit shall not in any way be modified or amended without LESSOR'S prior written consent, and (iv) such other commercially reasonable provisions as LESSOR may require. The term "Acceptable Issuer", as used herein, shall mean a commercial bank having (x) an office within the New York City/New Jersey Metropolitan Area, and (y) a rating of A or better by Standard & Poor's or any successor thereto.

          (b)  The letter of credit and any proceeds thereof shall be held by LESSOR as security for the full and faithful performance by LESSEE of the terms and conditions by it to be observed and performed under the Lease. The letter of credit or any proceeds thereof shall not be considered an advanced payment of rent or a measure of LESSOR'S damages in case of a default by LESSEE. If any Basic Rent, Additional Rent or other sum payable by LESSEE to LESSOR becomes overdue and remains unpaid, or should LESSOR make any payments on behalf of LESSEE, or should LESSEE fail to perform any of the terms and conditions of this Lease, then LESSOR, at its option, and without prejudice to any other remedy which LESSOR may have on account thereof, shall have the right to draw on the letter of credit and apply the proceeds thereof in the amount required to compensate or reimburse LESSOR, as the case may be, toward the payment of Basic Rent, Additional Rent or other such sum payable hereunder, or loss or damage sustained by LESSOR due to the breach or failure to perform on the part of LESSEE, or any other amounts to which LESSOR is entitled under the Lease on account of LESSEE'S breach or failure to perform.

        28.2    Any letter of credit then held by LESSOR, and any proceeds of any draw of the letter of credit by LESSOR which have not been applied by LESSOR in accordance with the provisions hereof, shall be returned to LESSEE within fifteen (15) days after the fifth (5th) anniversary of the Rent Commencement Date, provided that no Event of Default is then occurring.

        28.3    In the event of bankruptcy or other debtor-creditor proceeding against LESSEE, any proceeds of the letter of credit shall be deemed to be applied first to the payment of rent and other charges due LESSOR for all periods prior to filing of such proceedings.

        28.4    In the event of any transfer of title to the Premises, or any assignment of LESSOR'S interest under this Lease, LESSOR shall have the right to transfer the letter of credit and any proceeds thereof that have not previously been applied by LESSOR in accordance with the provisions hereof to said transferee or assignee and LESSOR shall thereupon be released by LESSEE from all liability for the return of such letter of credit and/or proceeds, as the case may be. In the event of such transfer of the letter of credit and any such proceeds thereof, LESSEE agrees to look to the new lessor for the return of the letter of credit and any proceeds thereof. It is hereby agreed that the provisions of this Section shall apply to every transfer or assignment made of the letter of credit and/or the proceeds thereof to a new lessor. Nothing contained in this Section 28.4 shall be deemed or construed to relieve or limit LESSEE'S obligations under Section 28.5(d) or under any other provision hereof.

        28.5    (a) LESSOR shall have the right to draw down the letter of credit pursuant to Section 28.1 or Section 28.5(b) and to apply the proceeds thereof in accordance with the provisions of Section 28.1. To exercise its right to draw on the letter of credit, (i) LESSOR shall present the letter of credit to the issuing bank at the office in New York City/New Jersey set forth on the letter of credit and (ii) LESSOR shall deliver to the issuing bank a statement from LESSOR setting forth the amount of the draw and stating that LESSOR is entitled to draw down the letter of credit pursuant to the provisions of Section 28.1 or Section 28.5(b) of this Lease, as the case may be. If LESSOR exercises its right to draw on the letter of credit, then, within ten (10) business days after demand, LESSEE shall deliver to LESSOR either (x) a replacement letter of credit issued by an Acceptable Issuer in the full amount of the letter of credit then required pursuant to Section 28.1 and satisfying all of the other requirements of said Section 28.1, or (y), provided the issuer of the letter of credit then held by LESSOR continues to be an Acceptable Issuer, an amendment to such letter of credit which restores the face amount thereof to the full amount then required pursuant to Section 28.1 and which amendment shall otherwise satisfy all of the requirements of Section 28.1. Upon receipt of any such replacement letter of credit, LESSOR shall return to LESSEE (1) the replaced letter of credit then held by LESSOR, and (2) any of the proceeds of the draw of such replaced letter of credit which have not been applied by LESSOR in accordance with Section 28.1. Upon receipt of any such amendment to the letter of credit then held by LESSOR, LESSOR shall return to LESSEE any of the proceeds of the draw of such letter of credit which have not been applied by LESSOR in accordance with Section 28.1.

          (b)  (i) If any letter of credit held by LESSOR is not renewed by the issuer thereof, then, at least forty five (45) days prior to the expiration of the letter of credit, LESSEE shall deliver to LESSOR a replacement letter of credit issued by an Acceptable Issuer, containing the same terms and for the face amount then required under Section 28.1. In addition, if at any time during the Term the issuing bank of the letter of credit then being held by LESSOR no longer satisfies all of the criteria for an Acceptable Issuer, because (x) Standard & Poor's (or any successor) lowers the rating of said issuing bank below A, or (y) said issuing bank no longer has an office within the New York City/ New Jersey Metropolitan Area, then LESSEE shall deliver to LESSOR, within thirty (30) days after the lowering of the rating, or the closing by the issuing bank of its last office in the New York City/ New Jersey Metropolitan Area, as the case may be, a replacement letter of credit issued by an Acceptable Issuer containing substantially the same terms and for the face amount then required under Section 28.1.

            (ii)  In the event LESSEE fails to deliver any replacement letter of credit on or before the date set forth in Subsection 28.5(b)(i), LESSOR shall have the right to draw down the entire amount of the letter of credit; provided, however, in the event that LESSEE'S obligation to deliver a replacement letter of credit arises as a result of the issuing bank of the letter of credit no longer satisfying all of the criteria of an Acceptable Issuer, then LESSOR shall not draw on the letter of credit pursuant to this Subsection 28.5(b)(ii) unless LESSEE has failed to deliver to LESSOR a replacement letter of credit satisfying the requirements hereof on or before the later to occur of (x) the tenth (10th) day after LESSOR gives

    LESSEE notice that the issuing bank is no longer an Acceptable Issuer, or (y) the thirtieth (30th) day after the date on which the issuing bank no longer satisfies all of the criteria of an Acceptable Issuer. Any proceeds of the draw of the letter of credit made pursuant to this Subsection 28.5(b)(ii) may be applied by LESSOR at any time in accordance with the provisions of Section 28.1(b).

          (c)  Notwithstanding anything to the contrary contained herein, LESSEE hereby expressly acknowledges that the drawing down of said letter of credit shall not operate as a waiver of or preclude LESSOR from exercising any of LESSOR'S other rights and remedies under this Lease. In addition, LESSEE hereby agrees that LESSOR shall not be required to give LESSEE any prior notice of the drawing down of the letter of credit, and LESSEE hereby waives any such notice to which it may be entitled.

          (d)  In the event of an assignment of this Lease by LESSOR, LESSEE shall obtain, at its sole cost and expense, either (x) a new letter of credit from the issuing bank containing the same terms and for the same face amount as the letter of credit then held by LESSOR which names the new lessor as the beneficiary or (y) the written consent of the issuing bank to the assignment of the then existing letter of credit from the existing LESSOR to the new lessor in form and substance reasonably satisfactory to the new lessor. The parties agree to coordinate the delivery of a new letter of credit and surrender of the existing letter of credit so that it is done on the effective date of the assignment of this Lease by LESSOR. In the event that the written consent of the issuing bank to the assignment of the then existing letter of credit is to be delivered pursuant to this Section 28.5(d), LESSEE and LESSOR shall coordinate such delivery such that it is done on or prior to the effective date of the assignment of the Lease by LESSOR.

        28.6.    If Standard & Poor's, or any successor thereto, shall change its rating system, then the "A or better" rating required under this Article shall be automatically adjusted to the comparable rating under the new system. If Standard & Poor's, or its successor, shall cease to maintain or publish a rating, then a comparable rating shall be utilized from a recognized authority (comparable to Standard & Poor's) in lieu of the rating required hereunder.

ARTICLE 29
RIGHT OF FIRST OFFER

        29.1.    (a) Subject to the provisions of this Article 29, if, during the initial Term, any Offer Space (as herein defined) becomes available for leasing, LESSOR agrees to notify LESSEE of the availability of the Offer Space at any time determined by LESSOR, so long as such notification is before LESSOR'S execution of a lease agreement with a third party for the Offer Space. LESSOR'S notice shall identify which Offer Space is becoming available (the "Designated Unit"), and shall set forth the date on which LESSOR reasonably anticipates it can deliver possession of the Designated Unit and the material terms and conditions pursuant to which LESSOR desires to lease the Designated Unit (e.g. the base annual rent and the term). Within fifteen (15) days after its receipt of LESSOR'S notice, LESSEE shall notify LESSOR whether LESSEE desires to lease the Designated Unit on the terms and conditions set forth in LESSOR'S notice and this Article 29, time being of the essence with respect to LESSEE'S notice to LESSOR. If LESSEE fails to notify LESSOR of its desire to lease the Designated Unit within said fifteen (15) day period, then LESSEE shall be deemed to have forever waived its right to lease the Designated Unit, and LESSOR shall have no further obligation under this Article 29 to offer the Designated Unit to LESSEE; and LESSOR shall have the right to lease the Designated Unit or any part thereof to any other person or entity on terms and conditions acceptable to LESSOR in its sole discretion. If LESSEE notifies LESSOR of its desire to lease the Designated Unit within said fifteen (15) day period, then, as of the date of LESSEE'S notice, LESSEE shall be deemed to have leased the Designated Unit on the terms and conditions set forth in this Article 29; to memorialize such leasing, LESSEE shall execute, at LESSOR'S option, either a new lease agreement or an amendment to this Lease (the "New Lease") for the Designated Unit, which New Lease shall contain the same terms and conditions as set forth in this Lease, except (i) such terms and conditions shall be modified to reflect the terms and conditions of LESSOR'S notice, (ii) the New Lease shall not contain the provisions of this Article 29, (iii) the term of such leasing shall commence on the date on which LESSOR delivers possession of the Designated Unit to LESSEE, (iv) LESSEE agrees to accept the Designated Unit in its "as is" condition as of the commencement of such leasing, and (v) the rent for the Designated Unit shall start on the commencement of such leasing. Notwithstanding anything to the contrary contained in this Article 29, LESSEE'S failure or refusal to execute the New Lease shall not be deemed to rescind LESSEE'S notice to LESSOR, and LESSEE shall remain bound by the terms of this Article 29.

          (b)  The term "Offer Space" shall mean any leaseable space in the Building, other than the Demised Premises, which is hereafter leased to any third party by LESSOR and which thereafter becomes available again for leasing either due to the expiration of the term of the initial lease (or any extension or renewal thereof) or the earlier termination of such lease. LESSEE acknowledges and agrees that since "Offer Space" does not include any particular space in the Building until after the initial lease with any third party for such space (and any extension or renewal thereof) has expired or been terminated, LESSOR has the right, in its sole discretion, but not the obligation, to (x) enter into an initial lease for any space in the Building with a third party on any terms and conditions as LESSOR, in its sole discretion, deems acceptable, and (y) renew or extend (one or more times) any or all such initial leases on terms and conditions which LESSOR, in its sole discretion, deems acceptable whether or not such renewal or extension is pursuant to the terms of an option or right contained in the applicable lease.

        29.2    Notwithstanding anything to the contrary contained in this Article, LESSEE hereby acknowledges and agrees that its right of first offer applies only to Offer Space, and not to any other space in the Building, and that its right of first offer is subject to any rights previously granted by LESSOR to any other tenant of the Building and to LESSOR'S right, at its sole discretion, to extend and/or renew the lease of any tenant occupying any Offer Space.

        29.3    In the event LESSEE assigns this Lease or sublets all or any portion of the Demised Premises to any person or entity, other than pursuant to Section 16.7(b) hereof, then the provisions of this Article 29 shall be deemed automatically null and void, and of no further force or effect.

        29.4    This right of first offer shall be deemed personal to the LESSEE named on the first page of this Lease and to any assignee under Section 16.7(b) of this Lease and cannot be assigned separately from this Lease or in connection with an assignment of this Lease (other than an assignment pursuant to Section 16.7(b)).

        29.5    LESSEE acknowledges and agrees that the provisions of this Article 29 shall not apply during any period of time there is an Event of Default, and that LESSOR shall have the right to submit proposals to any third party with respect to all or any part of the Offer Space and/or to enter into a lease for all or any part of the Offer Space without first offering said space to LESSEE.

ARTICLE 30
PARKING; SIGNAGE

        30.1    Subject to the provisions of this Lease (including Section 2.4(d)), throughout the Term, LESSEE and LESSEE'S Visitors shall have the right to use of (a) one hundred fifty three (153) automobile parking spaces on the Land in the location indicated on Schedule E-1 annexed hereto (the "Automobile Parking Spaces"), (b) fifty (50) trailer parking spaces on the Land in the location indicated on Schedule E-1 (the "Trailer Parking Spaces"), and (c) fifty (50) loading dock spaces on the Land in the location indicated on Schedule E-1 (the "Loading Dock Spaces")(the Automobile Parking Spaces, the Trailer Parking Spaces and the Loading Dock Spaces are collectively referred to herein as the "Parking Spaces"). Prior to the Commencement Date LESSOR shall mark the Parking Spaces for LESSEE'S exclusive use. LESSOR shall have no obligation to police the Parking Spaces or to otherwise enforce the parking rights granted to LESSEE hereunder. LESSOR shall have no liability to LESSEE for any violation of these parking rights by any tenant of the Building or any other third party.

        30.2    LESSEE shall comply, and shall cause LESSEE'S Visitors to comply, with all reasonable rules and regulations promulgated by LESSOR from time to time with respect to the parking and loading areas and driveways on the Land, including, if requested by LESSOR, prohibiting truck use of the Access Driveway. LESSEE shall not, and LESSEE shall not permit LESSEE'S Visitors to, use parking spaces or loading dock spaces on the Land other than those allocated to LESSEE pursuant to this Article.

        30.3    If LESSEE or any LESSEE'S Visitor is parked illegally on the Land, or in spaces other than the Parking Spaces, or in driveways, fire lanes or otherwise in violation of this Article, then LESSOR may tow away from the Premises, at LESSEE'S cost, vehicles or trailers used by LESSEE or LESSEE'S Visitors. LESSOR may also attach violation stickers or notices to any vehicles or trailers used by LESSEE or LESSEE'S Visitors in violation of this Article or any reasonable parking rules and regulations promulgated by LESSOR. LESSEE and LESSEE'S Visitors may use the parking areas that LESSEE is permitted to use hereunder only in connection with LESSEE'S business being conducted at the Demised Premises. The Automobile Parking Spaces and any Interim Parking Spaces which LESSEE has the right to use shall be used by LESSEE and LESSEE'S Visitors only for daily parking of automobiles and for no other purposes; the Trailer Parking Spaces shall be used by LESSEE and LESSEE'S Visitors only for parking of trailers and for no other purposes; and the Loading Dock Spaces shall be used by LESSEE and LESSEE'S Visitors only for loading and unloading of trailers and for no other purposes.

        30.4    INTENTIONALLY OMITTED.

        30.5.    (a) Those Parking Spaces depicted on Schedule E-2 have not yet been constructed (the "Unconstructed Spaces"). If in connection with seeking the Approvals, the Planning Board of the Township of Monroe or any other approving authority requests modifications to the layout, design or location of the Unconstructed Spaces, then, LESSOR shall have the right to alter the location, design or the layout of such spaces on the Land to satisfy such request provided that the total number of such spaces shall not be decreased. After obtaining the Approvals and acquiring fee title to the Adjacent Parcel, LESSOR shall promptly cause the Unconstructed Spaces to be constructed.

          (b)  Provided LESSOR has obtained the Approvals and acquired the Adjacent Parcel, then if LESSOR has not substantially completed the construction of the Unconstructed Spaces on or before August 2, 2002, LESSOR shall install on or before August 2, 2002 a gravel parking lot on the Land containing approximately thirty six (36) automobile parking spaces in the location approximately indicated on Schedule E-4 annexed hereto (the "Interim Spaces") provided that LESSOR is permitted by applicable Legal Requirements to install the Interim Spaces. Subject to and in accordance with the terms hereof, LESSEE and LESSEE'S Visitors shall have the right to use the Interim Spaces installed by LESSOR until the Unconstructed Spaces are completed and available for LESSEE'S use.

        30.6.    (a) Subject to and in accordance with the provisions hereof, as promptly as practicable after obtaining the Approvals and acquiring fee title to the Adjacent Parcel, LESSOR shall submit applications to applicable governmental authorities for approvals and permits necessary to construct an access driveway from Prospect Plains-Hoffman Station Road to the parking area on the Land as approximately indicated on Schedule E-1 and designated thereon as "future curb cut" (such access driveway being called herein, the "Access Driveway"). LESSOR shall pursue such applications in good faith, at its cost and expense. Provided LESSOR obtains all approvals and permits necessary to construct the Access Driveway and provided further that such approvals and permits do not contain any conditions or requirements which LESSOR reasonably deems objectionable (including, without limitation, any illegal condition or any condition requiring a contribution toward costs of off-tract improvement or any other exaction or payment), then LESSOR shall cause the Access Driveway to be constructed, at its cost and expense, as promptly as practicable. For the purposes of this Section 30.6, the approvals and permits for the Access Driveway shall not be deemed obtained unless and until all applicable Appeal Periods have expired without an appeal having been taken (or, if an appeal is commenced, it having been finally and conclusively adjudicated in favor of the approval or permit).

          (b)  Notwithstanding anything to the contrary contained herein, LESSOR shall not be obligated to submit applications for permits and approvals for construction of the Access Driveway or, if such applications are submitted, to continue to prosecute the applications if LESSOR, in its good faith judgment, determines (based on discussions with, or other information or responses received from, the applicable approving authority or any of its representatives) that it will be unable to obtain all necessary approvals and permits for the construction of the Access Driveway containing terms and conditions which are not objectionable to LESSOR pursuant to Section 30.6(a). If, pursuant to the preceding sentence, LESSOR determines that it will be unable to obtain such approvals and permits, LESSOR shall give LESSEE notice thereof, whereupon LESSOR'S obligations under this Section 30.6 shall be null and void and of no further force or effect.

          (c)  Upon completion of the Access Driveway, LESSOR shall install a sign indicating that same is for LESSEE'S exclusive use, provided such sign and exclusive use are permitted by Legal Requirements. LESSOR shall have no obligation to police the Access Driveway or to otherwise enforce the rights granted to LESSEE hereunder. LESSOR shall have no liability to LESSEE for any violation of these rights by any tenant of the Building or any other third party.

          (d)  If LESSEE waives, or is deemed to have waived, its right to cancel this Lease pursuant to Section 2.4(b) or Section 2.4(c), then the provisions of this Section 30.6 shall be automatically null and void and of no further force or effect.

        30.7    (a) Subject to the provisions of this Section 30.7, LESSEE shall have the right, at its sole cost and expense, to install one (1) sign on the Premises bearing LESSEE'S name and/or logo, which shall be either an identification sign located on the side of the Building on which the main entrance to the Demised Premises is located or a monument sign located adjacent to an access drive in the vicinity of its intersection with a public street. To exercise said right, LESSEE shall submit to LESSOR for its approval (which shall not be unreasonably withheld) plans and specifications for the sign. LESSEE shall attach to the plans and specifications for any identification sign on the Building an elevation of the Building showing the location, size, design and color of said sign; and LESSEE shall attach to the plans and specifications for any monument sign a survey showing the proposed location of the monument sign. Said plans and specifications shall be in compliance with all applicable Legal Requirements. Within fifteen (15) days after receipt of said plans and specifications, LESSOR shall notify LESSEE whether LESSOR approves or disapproves the proposed sign and/or the proposed location of said sign. If LESSOR disapproves the proposed sign and/or the proposed location of the sign, LESSOR shall specify the reasons for said disapproval in said notice.

          (b)  Prior to commencing the construction of the sign, LESSEE shall obtain LESSOR'S approval of the proposed contractor, which approval shall not be unreasonably withheld, and LESSEE shall deliver to LESSOR a copy of all governmental approvals and permits required in connection with the installation of said sign and a copy of any required insurance certificates.

          (c)  LESSEE agrees to construct the sign strictly in accordance with the approved plans and specifications and to complete such work expeditiously, in a good and workmanlike manner, and free and clear of all Liens.

          (d)  LESSEE hereby covenants and agrees, at its sole cost and expense, to maintain the sign in good condition and repair during the Term, and to promptly make all repairs and/or replacements required thereto. On or before the Termination Date, LESSEE shall remove the sign and shall restore the Building and the Land to the condition existing prior to the installation of said sign; the restoration of the Building shall include, but shall not limited to, any repainting thereof required as a result of any discoloration or fading.

          (e)  Notwithstanding anything to the contrary contained herein, LESSEE shall not install any illuminated, flashing, blinking, sequential, intermittent or moving sign.

          (f)    The rights granted to LESSEE under this Section 30.7 are personal to Petco Animal Supplies, Inc. and they cannot be assigned separately from this Lease or in connection with an assignment of this Lease.

ARTICLE 31
MISCELLANEOUS

        31.1.    This Lease may not be amended, modified or nor may any obligation hereunder be waived, orally, and no such amendment, modification, termination or waiver, shall be effective unless in writing and signed by the party against whom enforcement thereof is sought. No waiver by LESSOR of any obligation of LESSEE hereunder shall be deemed to constitute a waiver of the future performance of such obligation by LESSEE. If any provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such provision shall not be affected thereby. This Lease shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, except as provided in Article 16. Upon due performance of the covenants and agreements to be performed by LESSEE under this Lease, LESSOR covenants that LESSEE shall and may at all times peaceably and quietly have, hold and enjoy the Demised Premises during the Term. The table of contents and the article headings are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. Schedules A, B, C, D-1, D-2, E-1, E-2, E-3, E-4 and F annexed hereto are incorporated into this Lease. This Lease will be simultaneously executed in several counterparts, each of which when so executed and delivered, shall constitute an original, fully enforceable counterpart for all purposes. This Lease shall be governed by and construed in accordance with the laws of the State of New Jersey.

        31.2.    No act or thing done by LESSOR or LESSOR'S agents during the Term shall be deemed an acceptance of a surrender of the Demised Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by LESSOR. No employee of LESSOR or LESSOR'S agents shall have any authority to accept the keys to the Demised Premises prior to the Termination Date and the delivery of keys to any employee of LESSOR or LESSOR'S agents shall not operate as an acceptance of a termination of this Lease or an acceptance of a surrender of the Demised Premises.

        31.3.    LESSOR'S failure during the Term to prepare and deliver any of the statements, notices or bills set forth in this Lease shall not in any way cause LESSOR to forfeit or surrender its rights to collect any amount that may have become due and owing to it during the Term.

        31.4.    The submission of this Lease to LESSEE for examination does not constitute an offer to lease the Demised Premises on the terms set forth herein, and this Lease shall become effective as a lease agreement only upon the execution and delivery of the Lease by LESSOR and LESSEE.

        31.5.    LESSOR hereby waives any statutory lien or right of distraint it may have in any inventory, trade equipment, machinery or other personal property belonging to LESSEE. If LESSEE desires to finance any of its inventory, trade equipment, machinery or other personal property located at the Demised Premises, LESSOR agrees, upon request from LESSEE, to execute, deliver and acknowledge, without charge, a waiver, in form and substance reasonably satisfactory to LESSOR, of any statutory lien or right of distraint in favor of LESSOR in such inventory, trade equipment, machinery or personal property. LESSEE agrees to reimburse LESSOR for all reasonable attorneys' fees and disbursements incurred in connection with the preparation, negotiation and execution of such waiver.

        31.6.    (a) Subject to the provisions of Section 31.6(b), LESSOR shall have the right, at any time and from time to time, to request financial information from LESSEE. LESSEE agrees to deliver such financial information to LESSOR within fifteen (15) days after LESSEE'S receipt of said request so long as such information is reasonable and is readily available. LESSOR agrees not to request such financial information more than one (1) time during each calendar year occurring during the Term; provided, however, LESSOR may request such information in connection with (i) any sale, transfer or other disposition of LESSOR'S interest in the Premises and/or the Building, (ii) any financing or refinancing of the Premises and (iii) any assignment of this Lease by LESSEE or any subletting of all or any portion of the Demised Premises by LESSEE notwithstanding any prior request by LESSOR in said calendar year.

          (b)  In the event LESSEE is a privately held corporation as of the date of LESSOR'S request for financial information, LESSOR agrees to execute a confidentiality agreement which is in form and substance reasonably acceptable to LESSOR and its counsel; said agreement shall permit LESSOR to disclose such financial information to its directors, officers, members, partners, counsel and lenders, to any prospective lenders or investors, and to any prospective purchaser, transferee or assignee of LESSOR'S interest in the Premises, provided LESSOR advises such person or entity of the confidential nature of the information and such person or entity agrees to be bound.

        31.7.    The term "LESSOR", as used in this Lease, shall mean only the owner of the title to the Premises as of the date in question. Upon the sale, transfer or other conveyance by LESSOR of the Premises, LESSOR shall be released from any and all liability under this Lease arising after the date of such sale, transfer or other conveyance.

        IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.

WITNESS:	LESSOR:
SOUTH MIDDLESEX DEVELOPMENT COMPANY, LLC
	By:	Connecticut General Life Insurance Company (on behalf of Separate Account 4628 RE), Manager
		By:	CIGNA Investments, Inc.

			By:	/s/ LEON POUNCY Name: Leon Pouncy Title: Managing Director

ATTEST:	LESSEE:
(SEAL)	PETCO ANIMAL SUPPLIES, INC.

Secretary	By:	/s/ JAMES M. MYERS Name: James M. Myers Title: Executive Vice President and C.F.O.

        Date Executed by LESSEE: May 24, 2002

SCHEDULE A
DESCRIPTION OF LAND

        All that land and premises situate, lying and being in the Township of Monroe, County of Middlesex, State of New Jersey and described as follows:

SCHEDULE B
BASIC RENT

        The Basic Rent shall be payable in equal monthly installments, in advance, on the Basic Rent Payment Dates, commencing with the first such payment on the Rent Commencement Date.

Section I:

          (a)  for the period from the Rent Commencement Date to and including the one hundred eightieth (180th) day after the tenth (10th) anniversary of the Delivery Date, the Basic Rent shall be $1,566,261.00 per annum, payable in equal monthly installments of $130,521.75; and

          (b)  the Basic Rent for the period from the one hundred eighty first (181st) day after the tenth (10th) anniversary of the Delivery Date to and including the one hundred eightieth (180th) day after the fifteenth (15th) anniversary of the Delivery Date (such period being called the "Balance of the Initial Term") shall be determined in accordance with Section II of this Schedule B.

Section II:

          (a)  The Basic Rent for the Balance of the Initial Term shall be equal to the greater of (i) the then fair market rental value of the Demised Premises as of the commencement of the Balance of the Initial Term (as determined pursuant to the provisions set forth below) or (ii) $1,566,261.00 per annum. The Basic Rent for the First Option Period shall be equal to the greater of (i) ninety five percent (95%) of the then fair market rental value of the Demised Premises as of the commencement of the First Option Period (as determined pursuant to the provisions set forth below) or (ii) the annual Basic Rent payable during the last lease year of the Balance of the Initial Term; and the Basic Rent for the Second Option Period shall be equal to the greater of (i) the then fair market rental value of the Demised Premises as of the commencement of the Second Option Period or (ii) the annual Basic Rent payable during the last lease year of the First Option Period.

          (b)  (i) On or about the first (1st) day of the sixth (6th) calendar month preceding the commencement of the Balance of the Initial Term, LESSOR shall notify LESSEE of its determination of the fair market rental value of the Demised Premises for the Balance of the Initial Term. If LESSOR'S determination is equal to or less than the annual Basic Rent then payable by LESSEE, then the Basic Rent during said Balance of the Initial Term shall be the annual Basic Rent then payable by LESSEE; and if LESSOR'S determination is more than the annual Basic Rent then payable by LESSEE, then the Basic Rent during said Balance of the Initial Term shall be equal to LESSOR'S determination, subject, however, to LESSEE'S right to object to such determination as provided in paragraph (c) below.

            (ii)  On or before the first (1st) day of the eighth (8th) calendar month preceding the then Termination Date, LESSOR shall notify LESSEE of its determination of the fair market rental value (or, in the case of the First Option Period, ninety five percent (95%) of the fair market rental value) of the Demised Premises for the Option Period in question. If LESSOR'S determination is equal to or less than the annual Basic Rent then payable by LESSEE, then the Basic Rent during said Option Period shall be the annual Basic Rent then payable by LESSEE; and if LESSOR'S determination is more than the annual Basic Rent then payable by LESSEE, then the Basic Rent during said Option Period shall be equal to LESSOR'S determination, subject, however, to LESSEE'S right to object to such determination as provided in paragraph (c) below.

            (iii)  Any failure by LESSOR to provide LESSEE with LESSOR'S determination of fair market rental value for any period on or before any of the dates set forth above shall not be deemed a waiver of any of LESSOR'S rights or LESSEE'S obligations hereunder, it being understood that in the event of any late delivery of any such determination by LESSOR, the Basic Rent for the period in question will nevertheless be determined in accordance with this Section II.

          (c)  LESSEE shall have the right to object to LESSOR'S determination of the fair market rental value by notice given to LESSOR within fifteen (15) days after receipt of LESSOR'S determination. If LESSEE objects to such fair market rental value, and if the parties are unable to resolve the dispute within thirty (30) days after LESSOR'S receipt of LESSEE'S objection notice, then the fair market rental value of the Demised Premises shall be determined pursuant to the provisions of the immediately following paragraph.

          (d)  The term "fair market rental value" shall mean the rent generally payable in the general area of the Township of Monroe, New Jersey for a premises of approximately the same size, level of tenant improvement and condition as the Demised Premises in a building comparable to the Building for an equivalent term. On or before the fiftieth (50th) day preceding the commencement of the Option Period in question or the Balance of the Initial Term, as the case may be, LESSOR and LESSEE shall each appoint an appraiser who holds the designation of "MAI" from the Member Appraisal Institute. In the event either party fails to so appoint an appraiser on or before the day specified in the preceding sentence, the person appointed as the appraiser may appoint an appraiser to represent the party having failed to appoint an appraiser within ten (10) days after the expiration of such period. The two appraisers appointed in either manner shall then proceed to appraise the Demised Premises and determine its fair market rental value. In the event of their inability to reach a determination of the fair market rental value within thirty (30) days after their appointment, then they shall select a third appraiser. Said third appraiser shall appraise the Demised Premises within thirty (30) days after his or her appointment to determine its fair market rental value. In such event, for the purposes of each clause (i) of Section II(a) above, the fair market rental value of the Demised Premises shall be the average of the two (2) closest appraisals. LESSOR and LESSEE agree to be bound by the determination of the fair market rental value of the Demised Premises by the appraisers. Each party shall be responsible for the fees and disbursements of its appraiser and attorneys, and the parties shall share equally the fees and disbursements of the third (3rd) appraiser.

          (e)  In the event a final determination of the annual Basic Rent for the Option Period in question or for the Balance of the Initial Term has not been made by the commencement date of said Option Period or Balance of the Initial Term, then LESSEE shall pay to LESSOR the Basic Rent at the same rate as most recently paid by LESSEE. When the annual Basic Rent for said Option Period or Balance of the Initial Term has been determined, LESSEE shall pay to LESSOR, with the next monthly installment of Basic Rent due after such determination, an amount equal to the difference between the Basic Rent previously paid during the Option Period or Balance of the Initial Term and the amount which would have been payable had the annual Basic Rent for the Option Period or Balance of the Initial Term been made as of the commencement of said Option Period or Balance of the Initial Term.

SCHEDULE C
FLOOR PLAN OF DEMISED PREMISES

SCHEDULE D-1
SCHEMATIC PLANS FOR LESSOR'S WORK

SCHEDULE D-2
PRELIMINARY OUTLINE
SPECIFICATIONS FOR LESSOR'S WORK

SCHEDULE E-1
PARKING AND LOADING PLANS

[Include reference to Access Driveway]

See Schedule C

SCHEDULE E-2
UNCONSTRUCTED PARKING SPACES

See Schedule C

SCHEDULE E-3
ALTERNATE PARKING SPACES

SCHEDULE E-4
INTERIM PARKING SPACES

SCHEDULE F
OFFICE SPACE PORTION OF DEMISED PREMISES

See Schedule C

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  Exhibit 10.26
LEASE AGREEMENT BETWEEN SOUTH MIDDLESEX DEVELOPMENT COMPANY, LLC, LESSOR, -AND- PETCO ANIMAL SUPPLIES, INC., LESSEE.
TABLE OF CONTENTS
LEASE AGREEMENT
PRELIMINARY STATEMENT
ARTICLE 1 DEFINITIONS
ARTICLE 2 DEMISE; TERM; CONTINGENCIES
ARTICLE 3 BASIC RENT; ADDITIONAL RENT; NET LEASE
ARTICLE 4 REAL ESTATE TAXES
ARTICLE 5 OPERATING EXPENSES
ARTICLE 6 LAYOUT AND FINISH OF DEMISED PREMISES
ARTICLE 7 MAINTENANCE, ALTERATIONS AND ADDITIONS; REMOVAL OF TRADE FIXTURES
ARTICLE 8 USE OF DEMISED PREMISES
ARTICLE 9 INDEMNIFICATION; LIABILITY OF LESSOR
ARTICLE 10 COMPLIANCE WITH REQUIREMENTS
ARTICLE 11 COMPLIANCE WITH ENVIRONMENTAL LAWS
ARTICLE 12 DISCHARGE OF LIENS
ARTICLE 13 PERMITTED CONTESTS
ARTICLE 14 INSURANCE
ARTICLE 15 ESTOPPEL CERTIFICATES
ARTICLE 16 ASSIGNMENT AND SUBLETTING
ARTICLE 17 CASUALTY
ARTICLE 18 CONDEMNATION
ARTICLE 19 EVENTS OF DEFAULT
ARTICLE 20 CONDITIONAL LIMITATIONS; REMEDIES
ARTICLE 21 ACCESS; RESERVATION OF EASEMENTS
ARTICLE 22 ACCORD AND SATISFACTION
ARTICLE 23 SUBORDINATION
ARTICLE 24 LESSEE'S REMOVAL
ARTICLE 25 BROKERS
ARTICLE 26 NOTICES
ARTICLE 27 NATURE OF LESSOR'S OBLIGATIONS
ARTICLE 28 SECURITY DEPOSIT
ARTICLE 29 RIGHT OF FIRST OFFER
ARTICLE 30 PARKING; SIGNAGE
ARTICLE 31 MISCELLANEOUS
SCHEDULE A DESCRIPTION OF LAND
SCHEDULE B BASIC RENT
SCHEDULE C FLOOR PLAN OF DEMISED PREMISES
SCHEDULE D-1 SCHEMATIC PLANS FOR LESSOR'S WORK
SCHEDULE D-2 PRELIMINARY OUTLINE SPECIFICATIONS FOR LESSOR'S WORK
SCHEDULE E-1 PARKING AND LOADING PLANS
SCHEDULE E-2 UNCONSTRUCTED PARKING SPACES
SCHEDULE E-3 ALTERNATE PARKING SPACES
SCHEDULE E-4 INTERIM PARKING SPACES
SCHEDULE F OFFICE SPACE PORTION OF DEMISED PREMISES